Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

VMWARE, INC.,

RAVEN TRANSACTION SUB, INC.

and

PIVOTAL SOFTWARE, INC.

Dated as of August 22, 2019

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Support Agreement
Exhibit C	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit D	Form of Bylaws of the Surviving Corporation
Exhibit E	Form of FIRPTA Certificate and Notice

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	5.2(b)
Acquisition Proposal	5.2(j)(i)
Adverse Recommendation Change	5.2(c)(i)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(c)(ii)
Applicable Anti-Corruption Laws	3.20
Base Amount	5.9(b)
Black Duck	5.16
Business Day	8.3(b)
Cashed Out RSU	2.3(c)(i)
Certificate of Merger	1.3
Class A Book-Entry Shares	2.4(b)
Class A Certificates	2.4(b)
Class A Merger Consideration	2.1(a)
Class A Shares	2.1(a)
Class B Exchange Ratio	2.2(a)
Class B Merger Consideration	2.2(a)
Class B Shares	Recitals
Class B VMware Common Stock	Recitals
Classified Information	3.23(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(vii)
Code	Recitals
Confidential Information	8.3(c)
Confidentiality Agreement	5.4(c)
Continuing Employee	5.14(a)
Contract	3.5(a)
control	8.3(d)
Controlled Group	3.12(b)
Copyleft License	8.3(e)
Copyrights	8.3(f)
Current Government Contracts	3.24(a)
Customer Data	8.3(g)
D&O Insurance	5.9(b)
Data	8.3(h)
Databases	8.3(i)
Delaware Secretary of State	1.3
Dell	Recitals
DGCL	1.1

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Dissenting Shares	2.7
Domain Names	8.3(j)
Effective Time	1.3
EMC Agency Agreements	8.3(k)
EMC Corp	Recitals
EMC Entity	8.3(l)
EMC LLC	Recitals
EMC Pivotal Customer Contracts	8.3(m)
Environmental Law	3.14(b)
ERISA	3.12(a)
Exchange Act	3.5(b)
Excluded Class A Shares	2.1(b)
Excluded Class B Shares	2.2(b)
Export Approvals	3.23(a)(i)
GAAP	3.6(b)
Government Contract	8.3(n)
Government Officials	3.20
Governmental Entity	3.5(b)
Hazardous Substance	3.14(c)
Indebtedness	8.3(o)
Indemnified Person	5.9(a)
Institutions	3.19(p)
Intellectual Property	8.3(p)
Intervening Event	5.2(j)(ii)
In-the-Money Vested Option	2.3(a)(i)
Invention Assignment Agreements	3.19(f)
IRS	3.12(a)
knowledge	8.3(q)
Law	8.3(r)
Legal Proceeding	8.3(s)
Liens	3.2(b)
Made Available	8.3(t)
Material Adverse Effect	8.3(u)
Material Contract	3.16(a)
Material Customer Contract	8.3(v)
Measurement Date	3.2(a)
Merger	Recitals
Merger Sub	Preamble
Most Recent Pivotal Balance Sheet	3.7
New Litigation Claim	5.7
Non-U.S. Benefit Plan	3.12(c)(viii)
Open Source License	8.3(w)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Open Source Materials	8.3(x)
Option Exchange Ratio	2.3(a)(ii)
Order	8.3(y)
Ordinary Course Licenses Out	8.3(z)
Outside Date	7.1(b)(i)
Owned Pivotal Intellectual Property	8.3(aa)
Owned Pivotal Software	8.3(bb)
Owned Pivotal Technology	8.3(cc)
Patents	8.3(dd)
Paying Agent	2.4(a)
Payment Fund	2.4(a)
Pension Plan	3.12(b)
Permits	3.11(c)
Permitted Liens	3.18(b)
Person	8.3(ee)
Personal Data	3.22(a)
Pivotal	Preamble
Pivotal Acquirer	3.19(i)
Pivotal Board	Recitals
Pivotal Bylaws	3.1(b)
Pivotal Charter	3.1(b)
Pivotal Class A Stockholder Approval	3.4(a)
Pivotal Data	8.3(ff)
Pivotal Disclosure Letter	Article III
Pivotal ESPP	2.3(e)
Pivotal Intellectual Property	8.3(gg)
Pivotal Intellectual Property Registrations	8.3(hh)
Pivotal IPO Date	8.3(ii)
Pivotal MTA	8.3(gg)
Pivotal Option	2.3(a)
Pivotal Option Cash Out Amount	2.3(a)(i)
Pivotal Plans	3.12(a)
Pivotal Preferred Stock	3.2(a)
Pivotal Products	8.3(kk)
Pivotal Returns	3.15(a)
Pivotal RSU	2.3(c)
Pivotal RSU Cash Out Amount	2.3(c)(i)
Pivotal SEC Documents	3.6(a)
Pivotal Software	8.3(ll)
Pivotal Special Committee	Recitals
Pivotal Stock Awards	3.2(e)
Pivotal Stock Plans	2.3(a)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Pivotal Stockholder Approvals	3.4(a)
Pivotal Stockholders Meeting	5.3(b)
Pivotal Technology	8.3(mm)
Pivotal Training Data	8.3(nn)
Privacy Laws	3.22(c)
Processing	3.22(c)
Proxy Statement	3.8
Related Person	3.26
Representatives	5.2(a)
Required VMware Filing	5.3(c)
Rollover Option	2.3(a)(ii)
Rollover RSU	2.3(c)(ii)
Sarbanes-Oxley Act	3.6(a)
Schedule 13E-3	3.8
SEC	Article III
Securities Act	3.5(b)
Software	8.3(oo)
Standards Organizations	3.19(e)
Subsidiary	8.3(pp)
Substituted Option	2.3(a)(ii)
Substituted RSU	2.3(c)(ii)
Superior Proposal	5.2(j)(iii)
Support Agreement	Recitals
Surviving Corporation	1.1
Systems	3.19(n)
Takeover Laws	3.25
Tax Return	8.3(qq)
Tax Sharing Agreement	8.3(rr)
Taxes	8.3(ss)
Taxing Authority	8.3(tt)
Technology	8.3(uu)
Termination Fee	7.3(b)
Top Customers	3.21
Trade Secrets	8.3(vv)
Trademarks	8.3(ww)
Transaction Litigation	5.7
VMware	Preamble
VMware Board	Recitals
VMware Charter	Recitals
VMware Material Adverse Effect	4.1
VMware Special Committee	Recitals
VMware Stock	2.3(a)(ii)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Voting Agreement	Recitals
WARN Act	3.13(c)
Works of Authorship	8.3(xx)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of August 22, 2019, is between VMware, Inc., a Delaware corporation (“VMware”), Raven Transaction Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of VMware (“Merger Sub”), and Pivotal Software, Inc., a Delaware corporation (“Pivotal”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of Merger Sub with and into Pivotal, with Pivotal surviving the merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of VMware (the “VMware Board”) has established a special committee (the “VMware Special Committee”), consisting solely of independent and disinterested directors, to, among other things, negotiate, evaluate and approve or disapprove potential transactions with Pivotal, and to make a recommendation to the VMware Board with respect thereto;

WHEREAS, the VMware Board, acting upon the unanimous recommendation of the VMware Special Committee, and the Board of Directors of Merger Sub have each unanimously approved this Agreement and declared it advisable for VMware and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of Pivotal (the “Pivotal Board”) has established a special committee (the “Pivotal Special Committee”), consisting solely of independent and disinterested directors, to, among other things, negotiate, evaluate and approve or disapprove a potential transaction with VMware, and to make a recommendation to the Pivotal Board with respect thereto;

WHEREAS, the Pivotal Board, acting on the unanimous recommendation of the Pivotal Special Committee, has unanimously among those voting (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Pivotal and its stockholders, (ii) approved and declared advisable the execution, delivery and performance by Pivotal of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement, and the treatment of Class A Shares and Class B Shares hereunder, be submitted to the stockholders of Pivotal for adoption and (iv) resolved to recommend that the Pivotal stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the treatment of Class A Shares and Class B Shares hereunder as required by the Pivotal Charter;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to VMware’s willingness to enter into this Agreement, Ford Motor Company, a stockholder of Pivotal is entering into a voting and support agreement in substantially the form attached hereto as exhibit A (the “Voting Agreement”), pursuant to which it has agreed, among other things, to vote its Class A Shares in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the treatment of Class A Shares and Class B Shares hereunder as required by the Pivotal Charter;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of VMware is entering into a consent and support agreement in substantially the form attached hereto as exhibit B (the “Support Agreement”) with Dell Technologies, Inc., a Delaware corporation (“Dell”), EMC Equity Assets LLC, a Delaware limited liability company (“EMC LLC”) and certain other parties thereto, pursuant to which, among other things and subject to the terms and conditions set forth therein, (i) Dell has agreed that each share of Class B Common Stock, par value $0.01 per share, of Pivotal (“Class B Shares”) beneficially owned by Dell (other than Class B Shares beneficially owned by VMware) shall be exchanged for 0.0550 of a share of Class B Common Stock, par value $0.01 per share of VMware (“Class B VMware Common Stock”), (ii) Dell, representing a majority of the outstanding Class B Shares, has agreed to vote the Class B Shares it beneficially owns in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the treatment of Class A Shares and Class B Shares hereunder as required by the Pivotal Charter and the Pivotal MTA and (iii) EMC Corporation (“EMC Corp”) and VMW Holdco LLC, as owner of a majority of the outstanding shares of Class B VMware Common Stock, has irrevocably consented to VMware’s entry into this Agreement and the consummation of the transactions contemplated hereby, as required pursuant to the VMware Amended and Restated Certificate of Incorporation (“VMware Charter”);

WHEREAS, for U.S. federal income tax purposes, the exchange of Class B Shares for Class B VMware Common Stock described in the preceding recital is intended to be a tax-deferred transaction described in section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, VMware, Merger Sub and Pivotal desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, VMware, Merger Sub and Pivotal hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into Pivotal.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and Pivotal shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of VMware.

Section 1.2                                    Closing.  The closing of the Merger (the “Closing”) shall take place remotely via electronic delivery of duly signed documents at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another time is agreed to in writing by VMware and Pivotal.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3                                    Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as VMware and Pivotal shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4                                    Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Pivotal and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Pivotal and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5                                    Certificate of Incorporation; Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of Pivotal will be amended to read in its entirety as set forth in exhibit C hereto and will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation, subject to section 5.9.

(b)                                 At the Effective Time, the bylaws of Pivotal will be amended to read in their entirety as set forth in exhibit D hereto and will be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws, subject to section 5.9.

Section 1.6                                    Directors and Officers.  At the Effective Time, each of the directors and officers of Merger Sub, as constituted immediately prior to the Effective Time, will be the directors and officers of the Surviving Corporation, until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be, subject to the provisions of the Surviving Corporation’s certificate of incorporation and bylaws, and the DGCL.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1                                    Conversion of Class A Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Pivotal, VMware, Merger Sub or the holders of any shares of capital stock of Pivotal, VMware or Merger Sub:

(a)                                 Each share of Class A Common Stock, par value $0.01 per share, of Pivotal (such shares, collectively, the “Class A Shares”) issued and outstanding immediately prior to the Effective Time (other than any (i) Excluded Class A Shares and (ii) Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $15.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Class A Merger Consideration”).  As of the Effective Time, all Class A Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Class A Merger Consideration, if any, to be paid in accordance with section 2.4, without interest, subject to section 2.7.

(b)                                 Each Class A Share held in the treasury of Pivotal or owned, directly or indirectly, by Dell, EMC LLC, VMW Holdco LLC, VMware or Merger Sub immediately prior to the Effective Time (in each case, other than any such Class A Shares held on behalf of unaffiliated third parties) (collectively, “Excluded Class A Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.  For the avoidance of doubt, no Class B Shares shall be deemed Excluded Class A Shares and all Class B Shares shall be treated in accordance with section 2.2.

(c)                                  Each share of common stock, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d)                                 If at any time during the period between the date of this Agreement and the Effective Time (other than pursuant to the Support Agreement), any change in the outstanding shares of capital stock of Pivotal, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Class A Merger Consideration shall be equitably adjusted so as to provide VMware and the holder of Class A Shares the same economic effect as contemplated by this Agreement prior to such event.  Nothing in this section 2.1(d) shall be construed to permit Pivotal to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2                                    Conversion of Class B Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Pivotal, VMware, Merger Sub or the holders of any shares of capital stock of Pivotal, VMware or Merger Sub:

(a)                                 Each Class B Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Class B Shares) shall be converted into and entitled to receive 0.0550 (the “Class B Exchange Ratio”) of a share of Class B VMware Common Stock (the “Class B Merger Consideration”).  As of the Effective Time, all such Class B Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Class B Merger Consideration, and any cash in lieu of fractional shares of Class B VMware Common Stock payable pursuant to section 2.5(c), in each case to be issued or paid in accordance with section 2.5, without interest.

(b)                                 Each Class B Share held in the treasury of Pivotal or owned, directly or indirectly, by VMware or Merger Sub immediately prior to the Effective Time (in each case, other than any Class B Shares held (x) by Dell or EMC LLC or (y) on behalf of other unaffiliated third parties) (collectively, “Excluded Class B Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  The Class B Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Class B Shares or Class B VMware Common Stock, reorganization, recapitalization, reclassification or other like change with respect to the Class B Shares or Class B VMware Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time.  Nothing in this section 2.2(c) shall be construed to permit Pivotal to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.3                                    Treatment of Options and RSUs; ESPP.

(a)                                 Each option to purchase Class A Shares (each, a “Pivotal Option”) that has been granted under any compensatory stock option, stock purchase or equity compensation plan, arrangement or agreement of Pivotal (other than the Pivotal ESPP) (the “Pivotal Stock Plans”) will, by virtue of the Merger and without any action on the part of Pivotal, VMware, Merger Sub or the holders thereof, be treated as follows:

(i)                                     immediately after the Effective Time, the portion of any Pivotal Option that was either (A) outstanding and vested immediately prior to the Effective Time and then exercisable for an exercise price less than the Class A Merger Consideration that would be payable in respect of the Class A Shares underlying such Pivotal Option or (B) outstanding and held by a non-employee director of Pivotal (whether vested or unvested) (any such portion of such Pivotal Option, an “In-the-Money Vested Option”) will be canceled in exchange for payment to the holder of such Pivotal Option of an amount in cash equal to the amount, if any, by which (A) the Class A Merger Consideration that would be payable in accordance with section 2.1(a) in respect of the Class A Shares issuable upon exercise of such In-the-Money Vested Option had such In-the-Money Vested Option been exercised in full prior to the Effective Time exceeds (B) the aggregate exercise price for such In-the-Money Vested Option (such payment to be net of Tax withholdings) (the “Pivotal Option Cash Out Amount”); and

(ii)                                  as of the Effective Time, VMware shall, in a manner that is intended to satisfy the requirements of section 409A of the Code and the proposed and final Treasury Regulations thereunder, substitute the portion of any Pivotal Option that is outstanding and unvested immediately prior to the Effective Time, is then held by a Continuing Employee and is exercisable for an exercise price less than the Class A Merger Consideration that would be payable in respect of the Class A Shares underlying such Pivotal Option (any such portion of any such Pivotal Option, a “Rollover Option”) with an option granted under VMware’s Amended and Restated 2007 Equity and Incentive Plan to acquire, on the same material terms and conditions as were applicable to such Rollover Option as of immediately prior to the Effective Time, except that (A) any continued employment or service requirement will be based on the applicable Continuing Employee’s continued employment or service with VMware or its Subsidiaries (including the Surviving Corporation) following the Closing, (B) the number of shares of Class A Common Stock, par value $0.01 per share of VMware (“VMware Stock”), rounded down to the nearest whole share, will be, determined by multiplying the number of shares of Class A Shares issuable upon the exercise in full of such Rollover Option as of immediately prior to the Effective Time by a fraction (such fraction, the “Option Exchange Ratio”), the numerator of which will be the Class A Merger Consideration and the denominator of which will be equal to the average of the closing prices of VMware Stock on the New York Stock Exchange as reported on https://www.nyse.com/quote/XNYS:VMW for the ten trading days ending on (and inclusive of) the trading day that is five trading days immediately prior to the Closing Date and (C) the exercise price per share of VMware Stock will equal the quotient obtained by dividing (x) the per share exercise price of such Rollover Option, by (y) the Option Exchange Ratio, rounded up to the nearest whole cent (each Rollover Option, as so adjusted, a “Substituted Option”).

(b)                                 All Pivotal Options (or portions thereof) not canceled in exchange for a Pivotal Option Cash Out Amount pursuant to section 2.3(a)(i) or substituted for a Substituted Option pursuant to section 2.3(a)(ii) will be canceled at the Effective Time without payment of any consideration.

(c)                                  As of the Effective Time, each restricted stock unit award covering Class A Shares granted under the Pivotal Stock Plans (each, a “Pivotal RSU”) will, by virtue of the Merger and without any action on the part of Pivotal, VMware, Merger Sub, or the holders thereof, be treated as follows:

(i)                                     each Pivotal RSU (or portion thereof) that remains outstanding and vested as of immediately prior to the Effective Time or that is held by a non-employee director of Pivotal (whether vested or unvested) (each, a “Cashed Out RSU”) shall be canceled in exchange for payment to the holder of such Cashed Out RSU of an amount in cash equal to the number of Class A Shares underlying such Cashed Out RSU, multiplied by the Class A Merger Consideration (such payment to be net of applicable Tax withholdings) (the “Pivotal RSU Cash Out Amount”);

(ii)                                  VMware shall substitute each Pivotal RSU (or portion thereof) that is then held by a Continuing Employee and remains outstanding and unvested immediately prior to the Effective Time (any such Pivotal RSU, a “Rollover RSU”) with a restricted stock unit award covering VMware Stock (a “Substituted RSU”) granted under VMware’s Amended and Restated 2007 Equity and Incentive Plan.  The number of shares of VMware Stock subject to a Substituted RSU will be determined by multiplying the number of Class A Shares subject to the

Rollover RSU immediately prior to the Effective Time by the Option Exchange Ratio and rounding down to the nearest whole share of VMware Stock.  The Substituted RSUs will continue to have, and be subject to, the same material terms and conditions as were applicable to the Rollover RSUs as of immediately prior to the Effective Time, except that:

(A)                               any continued employment or service requirement will be based on the applicable Continuing Employee’s continued employment or service with VMware or its Subsidiaries (including the Surviving Corporation) following the Closing;

(B)                               the vesting dates for the Substituted RSUs will be changed following the Effective Time to occur on the first day of the applicable month in which the vesting for each corresponding Rollover RSU would have otherwise occurred;

(C)                               on, and only with respect to, the first such vesting date, an additional amount will vest equal to the number of Class A Shares underlying the corresponding Rollover RSUs, if any, that would have vested between the Closing Date and the first day of the calendar month next occurring thereafter had the original vesting schedule for such Rollover RSUs remained in effect; and

(iii)                               notwithstanding anything to the contrary contained in this Agreement, any payment of the Class A Merger Consideration in respect of any such Pivotal RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under section 409A of the Code.

(d)                                 All Pivotal RSUs (or portions thereof) not canceled in exchange for a Pivotal RSU Cash Out Amount pursuant to section 2.3(c)(i) or substituted for Substituted RSUs pursuant to section 2.3(c)(ii) will be canceled at the Effective Time without payment of any consideration.

(e)                                  With respect to Pivotal’s 2018 Employee Stock Purchase Plan (the “Pivotal ESPP”), Pivotal will take all actions reasonably necessary to provide that (i) the maximum number of Class A Shares that may be purchased pursuant to the Pivotal ESPP during the “Offering” (as defined in the Pivotal ESPP) that is in progress on the date of this Agreement shall be 1,040,000 (assuming the market price of a Class A Share as of the final purchase date under this Offering is equal to the Class A Merger Consideration and the final purchase date is the last Business Day of the Offering in accordance with its terms as in effect as of the date of this Agreement), (ii) no new Offering shall commence following the date of this Agreement, (iii) no individual participating in the Pivotal ESPP shall be permitted to (A) increase the amount of his, her or its rate of payroll contributions thereunder from the rate in effect as of the date of this Agreement, or (B) make separate non-payroll contributions to the Pivotal ESPP on or following the date of this Agreement, and (iv) no individual who is not participating in the Pivotal ESPP as of the date of this Agreement may commence participation in the Pivotal ESPP.  No later than three Business Days prior to the Closing Date, the outstanding Offering that is in progress on such date shall terminate and be the final Offering under the Pivotal ESPP and the accumulated payroll deductions of each participant under the Pivotal ESPP will be returned to the participant by the Surviving Corporation pursuant to the terms of the Pivotal ESPP, and, contingent upon the Closing, Pivotal shall cause the Pivotal ESPP to terminate immediately after the termination of such final Offering.

(f)                                   On the Closing Date, VMware shall register the shares of VMware Stock issuable pursuant to Substituted Options and Substituted RSUs on a registration statement on Form S-8 (or another appropriate registration form), and use its commercially reasonable efforts to maintain the effectiveness of such registration statement for as long as such awards are outstanding.

(g)                                  Except as set forth above, all Pivotal Options, Pivotal RSUs, rights under the Pivotal ESPP and the Pivotal Stock Plans will terminate as of the Effective Time, and, following the Effective Time, no holder of any Pivotal Option or Pivotal RSU or any participant in the Pivotal ESPP or any other Pivotal Stock Plan will have any right to acquire any equity securities of Pivotal, its Subsidiaries, or the Surviving Corporation as a result of such holder’s Pivotal Options, Pivotal RSUs or other rights under any of the Pivotal Stock Plans.

(h)                                 Payment of the applicable portion of the Class A Merger Consideration for each In-the-Money Vested Option and the Pivotal RSU Cash Out Amounts will be made as follows: no later than ten Business Days after the Closing Date, VMware shall, or shall cause the Surviving Corporation to, deliver to the holder of any In-the-Money Vested Option or Cashed Out RSU such payments (as applicable), net of applicable Tax withholdings.

(i)                                     Prior to the Effective Time, Pivotal shall use commercially reasonable efforts to effect the treatment of Pivotal Options, Pivotal RSUs and rights under the Pivotal ESPP provided for under this section 2.3, including giving any required notice and obtaining any required consent contemplated thereby and, using commercially reasonable efforts to, at the request of VMware, send to any holders of Pivotal Options and Pivotal RSUs or participants in the Pivotal ESPP notices with respect to the treatment of such instruments under this Agreement (any such notices to be in a reasonably acceptable form to each of VMware and Pivotal).  Pivotal shall not send or otherwise make available any notices to any holders of Pivotal Options or Pivotal RSUs or participants in the Pivotal ESPP, or solicit any consents or other approvals from the holders of any Pivotal Options or Pivotal RSUs, in each case with respect to the treatment of such awards pursuant to this Agreement, unless and until VMware has reviewed and approved all such notices and related documentation (including any email messages and notifications) to be sent or made available to such holders or participants (which approval may not be unreasonably withheld, conditioned or delayed).

(j)                                    Notwithstanding the foregoing, if a Pivotal Option, Pivotal RSU or right under the Pivotal ESPP is subject to the Laws of a non-U.S. jurisdiction and the parties agree in good faith that the treatment set forth in this Agreement with respect to such Pivotal Option, Pivotal RSU or right under the Pivotal ESPP may not be effected using commercially reasonable efforts, VMware may provide for different treatment (subject to review and approval by Pivotal, which approval will not be unreasonably withheld, conditioned or delayed).

Section 2.4                                    Exchange and Payment for Class A Shares.

(a)                                 Promptly after the Effective Time (and in any event on the Closing Date), VMware shall deposit (or cause to be deposited) with a bank or trust company designated by VMware and reasonably acceptable to Pivotal (the “Paying Agent”), for the benefit of holders of Class A Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Class A Shares or Dissenting Shares), cash in an amount sufficient to pay the aggregate Class A Merger Consideration in accordance with section 2.1(a) (such cash, the “Payment Fund”).  In the event that the Payment Fund shall be insufficient for any reason to pay the aggregate Class A Merger Consideration payable in connection with the Merger, VMware shall promptly deposit or cause to be deposited additional funds in the amount of such insufficiency.  Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this article II.

(b)                                 As soon as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Class A Certificates”) that immediately prior to the Effective Time represented outstanding Class A Shares that were converted into the right to receive the Class A Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Class A Certificates held by such Person shall pass, only upon proper delivery of the Class A Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as VMware or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Class A Certificates in exchange for the Class A Merger Consideration.  Upon surrender of a Class A Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Class A Certificate shall be entitled to receive in exchange for the Class A Shares formerly represented by such Class A Certificate (other than Excluded Class A Shares and Dissenting Shares) the Class A Merger Consideration for each such Class A Share, and the Class A Certificate so surrendered shall forthwith be canceled.  Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Class A Shares represented by book entry (“Class A Book-Entry Shares”), other than with respect to Excluded Class A Shares and Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to section 2.1(a) in respect of such Class A Book-Entry Shares, without such holder being required to deliver a Class A Certificate or an executed letter of transmittal to the Paying Agent, and such Class A Book-Entry Shares shall then be canceled.  No interest will be paid or accrued for the benefit of holders of Class A Certificates or Class A Book-Entry Shares on the Class A Merger Consideration.

(c)                                  If payment of the Class A Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Class A Certificate or Class A Book-Entry Share is registered, it shall be a condition of payment that such Class A Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Class A Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the

Class A Merger Consideration to a Person other than the registered holder of such Class A Certificate or Class A Book-Entry Share or shall have established to the satisfaction of VMware that such Tax is not applicable.

(d)                                 Until surrendered as contemplated by this section 2.4, each Class A Certificate or Class A Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Class A Merger Consideration payable in respect thereof pursuant to this article II, without any interest thereon.

(e)                                  All cash paid upon the surrender for exchange of Class A Certificates or Class A Book-Entry Shares in accordance with the terms of this article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Class A Shares formerly represented by such Class A Certificates or Class A Book-Entry Shares.  At the Effective Time, the stock transfer books of Pivotal shall be closed and there shall be no further registration of transfers of the Class A Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Class A Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Class A Book-Entry Shares, such Class A Certificates or Class A Book-Entry Shares shall be canceled and exchanged as provided in this article II, subject to applicable Law in the case of Dissenting Shares.

(f)                                   The Paying Agent shall invest any cash included in the Payment Fund as directed by VMware, on a daily basis; provided, that no such investment or losses thereon shall affect the Class A Merger Consideration payable to the holders of Class A Shares hereunder.  Any interest or other income resulting from such investments shall be paid to VMware, upon demand.

(g)                                  VMware is entitled to require the Paying Agent to return to VMware or VMware’s designee any portion of the Payment Fund that remains unclaimed by the holders of Class A Certificates or Class A Book-Entry Shares beyond twelve months after the Effective Time. Thereafter, any holder of Class A Certificates or Class A Book-Entry Shares (except to the extent representing Excluded Class A Shares or Dissenting Shares) who has not complied with this article II shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Class A Merger Consideration (subject to abandoned property, escheat or other similar Laws), without interest.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of VMware or its designee, free and clear of all claims of interest of any Person previously entitled thereto.

(h)                                 None of VMware, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Class A Certificates or Class A Book-Entry Shares shall not have been exchanged prior to that date on which the related Class A Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Class A Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)                                     If any Class A Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to VMware, of that fact by the Person claiming such Class A Certificate to be lost, stolen or destroyed and, if required by VMware or the Paying Agent, receipt of an indemnity from such Person against any claim that may be made against it or the Surviving Corporation with respect to such Class A Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Class A Certificate the Class A Merger Consideration payable in respect thereof pursuant to this Agreement.

(j)                                    Any portion of the Class A Merger Consideration made available to the Paying Agent pursuant to section 2.1(a) to pay for Class A Shares for which appraisal rights have been perfected as described in section 2.7 shall be returned to VMware, upon demand, except that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, VMware shall not be required under this section 2.4 or otherwise to deposit with the Paying Agent any cash to pay Class A Merger Consideration with respect to Class A Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.  VMware shall deposit or cause to be deposited additional funds in the Payment Fund to the extent required to pay the Class A Merger Consideration in respect of the foregoing Class A Shares if and when such Class A Shares cease to be Dissenting Shares.

Section 2.5                                    Class B Conversion.

(a)                                 Promptly after the Effective Time, VMware shall issue (or cause to be issued) to Dell, book-entry shares representing the shares of Class B VMware Common Stock issued pursuant to section 2.2(a) and the Class B Merger Consideration issued in accordance with the terms of this article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Class B Shares.

(b)                                 The ownership statement representing Class B VMware Common Stock issued in connection with the Merger shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities Laws):

THE SHARES REPRESENTED BY THIS STATEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

(c)                                  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Class B VMware Common Stock shall be issued with respect to the Class B Shares.  In lieu of the issuance of any such fractional share, VMware shall pay to each former holder of Class B Shares who otherwise would be entitled to receive a fractional share of Class B VMware Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Class B VMware Common Stock which such holder would otherwise be entitled to receive (taking into account all Class B Shares held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to section 2.2(a) by (ii) the volume weighted average closing price of share of VMware Stock on the New York Stock Exchange as reported on https://www.nyse.com/quote/XNYS:VMW for the ten trading days ending on (and inclusive of) August 14, 2019.

Section 2.6                                    Withholding Rights.  VMware, Merger Sub, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Class A Shares, Pivotal Options, Pivotal RSUs or otherwise pursuant to this Agreement such amounts as VMware, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign applicable Tax Law, subject to section 5.15.  To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.7                                    Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Class A Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Class A Shares pursuant to, and who complies in all respects with, section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Class A Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL.  Dissenting Shares shall be treated in accordance with section 262 of the DGCL.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Class A Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Class A Merger Consideration in accordance with section 2.1(a).  Pivotal shall serve prompt notice to VMware of any demands for appraisal of any Class A Shares, attempted withdrawals of such notices or demands and any other instruments received by Pivotal relating to rights to appraisal, and VMware shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Pivotal shall not, without the prior written consent of VMware, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PIVOTAL

Except (a) as set forth in the corresponding section or subsection of the disclosure letter delivered by Pivotal to VMware immediately prior to the execution of this Agreement (the “Pivotal Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Pivotal Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face without independent knowledge of the information or the documents so referenced other than what is set forth in such disclosure) or (b) (except in the case of the representations and warranties contained in sections 3.1, 3.2, 3.4, 3.27 and 3.28) as and to the extent disclosed in the Pivotal SEC Documents filed with the Securities and Exchange Commission (the “SEC”) since the Pivotal IPO Date and publicly available two Business Days prior to the date of this Agreement, except that in no event shall any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature be deemed to be an exception to or disclosure for the purposes of Pivotal’s representations and warranties, Pivotal represents and warrants to VMware and Merger Sub as follows:

Section 3.1                                    Organization, Standing and Power.

(a)                                 Pivotal and each of its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b)                                 Pivotal has Made Available to VMware true and complete copies of Pivotal’s certificate of incorporation (the “Pivotal Charter”) and bylaws (the “Pivotal Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Pivotal is not in violation of any provision of the Pivotal Charter or Pivotal Bylaws.

Section 3.2                                    Capital Stock.

(a)                                 The authorized capital stock of Pivotal consists of 5,000,000,000 shares of capital stock, of which (i) 4,000,000,000 shares are Class A Shares, (ii) 500,000,000 shares are Class B Shares and (iii) 500,000,000 shares are shares of preferred stock, par value $0.01 per share (the “Pivotal Preferred Stock”).  As of the close of business on August 20, 2019 (the “Measurement Date”), (i) 99,279,940 Class A Shares (excluding treasury shares) were issued and outstanding, (ii) no Class A Shares were held by Pivotal in its treasury, (iii) 175,514,272 Class B Shares (excluding treasury shares) were issued and outstanding, (iv) no Class B Shares were held by Pivotal in its treasury, (v) no shares of Pivotal Preferred Stock were issued and outstanding and no shares of Pivotal Preferred Stock were held by Pivotal in its treasury, (vi) 75,226,478 Class A Shares were reserved for issuance pursuant to Pivotal Stock Plans (of which 38,641,951 Class A Shares were subject to outstanding Pivotal Options with a weighted average exercise price of $8.40370 and 15,244,736 Class A Shares were subject to outstanding

Pivotal RSUs) and (vii) 4,291,613 Class A Shares were reserved for issuance under the Pivotal ESPP.  All outstanding shares of capital stock of Pivotal are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.  No shares of capital stock of Pivotal are owned by any Subsidiary of Pivotal.

(b)                                 All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Pivotal have been duly authorized and validly issued, are fully paid, non-assessable and not subject to any preemptive rights.  All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Pivotal, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws.  Neither Pivotal nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Pivotal or such Subsidiary on any matter.

(c)                                  Except as set forth above in section 3.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Pivotal Options or purchase rights under the Pivotal ESPP or settlement of Pivotal RSUs described in section 3.2(e) as of the date of this Agreement, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Pivotal, (B) securities of Pivotal or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Pivotal or other voting securities or equity interests of Pivotal or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Pivotal or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Pivotal or any of its Subsidiaries, or obligations of Pivotal or any of its Subsidiaries to issue, any shares of capital stock of Pivotal or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Pivotal or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Pivotal or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(d)                                 Except as set forth in section 3.2(d) of the Pivotal Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which Pivotal or any of its Subsidiaries is a party or of which Pivotal has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Pivotal or any of its Subsidiaries.

(e)                                  Section 3.2(e) of the Pivotal Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Pivotal Options, outstanding Pivotal RSUs and other similar rights to purchase or receive Class

A Shares or similar rights granted under the Pivotal Stock Plans or otherwise (collectively, “Pivotal Stock Awards”), indicating as applicable, with respect to each Pivotal Stock Award then outstanding, the type of award granted, the number of Class A Shares subject to such Pivotal Stock Award, the name of the plan under which such Pivotal Stock Award was granted, the date of grant, exercise or purchase price (if applicable), vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and the geographic location of the individual award holder.  No Pivotal Option qualifies as an “incentive stock option” under section 422 of the Code. No Pivotal Option is exercisable in whole or in part prior to vesting, or otherwise includes in its terms an early exercise or similar feature.  The exercise price of each Pivotal Option was no less than the fair market value of an underlying share as determined on the date of grant of such Pivotal Option, as determined in accordance with section 409A of the Code.  Pivotal has Made Available to VMware true and complete copies of all Pivotal Stock Plans and the forms of all stock option agreements evidencing outstanding Pivotal Options and the forms of all restricted stock unit agreements evidencing outstanding Pivotal RSUs.  No Contract evidencing outstanding Pivotal Stock Awards will result in accelerated vesting of such Pivotal Stock Awards in whole or in part in connection with the Merger.

Section 3.3                                    Subsidiaries.  Section 3.3 of the Pivotal Disclosure Letter sets forth a true and complete list of each Subsidiary of Pivotal, including its jurisdiction of incorporation or formation.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Pivotal does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4                                    Authority.

(a)                                 Pivotal has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the Pivotal Stockholder Approvals, to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Pivotal and the consummation by Pivotal of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pivotal and no other corporate proceedings on the part of Pivotal are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the holders of (i) at least a majority of the outstanding Class A Shares not owned by VMware or any of its Affiliates, including Dell and EMC LLC (the “Pivotal Class A Stockholder Approval”), (ii) at least a majority of the outstanding Class A Shares, (iii) at least a majority of the outstanding Class B Shares and (iv) at least a majority of the outstanding Class A Shares and Class B Shares, voting together as a single class (clauses (i), (ii), (iii) and (iv), collectively, the “Pivotal Stockholder Approvals”).  This Agreement has been duly executed and delivered by Pivotal and, assuming the due authorization, execution and delivery by VMware and Merger Sub, constitutes a valid and binding obligation of Pivotal, enforceable against Pivotal in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)                                 The Pivotal Board, at a meeting duly called and held at which all directors of Pivotal were present, acting on the unanimous recommendation of the Pivotal Special Committee, duly and unanimously among those voting adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Pivotal and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance by Pivotal of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of Pivotal for adoption and (iv) resolving to recommend that the Pivotal stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions, in each case, have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by section 5.2.

(c)                                  The Pivotal Stockholder Approvals are the only votes of the holders of any class or series of Pivotal’s capital stock or other securities required in connection with the consummation of the Merger.  No vote of the holders of any class or series of Pivotal’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Pivotal other than the Merger.

Section 3.5                                    No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance of this Agreement by Pivotal does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Pivotal with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Pivotal or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Pivotal Charter or Pivotal Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of Pivotal, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which Pivotal or any of its Subsidiaries is a party or by which Pivotal or any of its Subsidiaries or any of their respective properties or assets may be bound or that is an EMC-Pivotal Customer Contract or (iii) subject to the governmental filings and other matters referred to in section 3.5(b), any Law or any rule or regulation of the New York Stock Exchange applicable to Pivotal or any of its Subsidiaries or by which Pivotal or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clause (ii), as individually or in the aggregate, would not have a Material Adverse Effect or in the case of clause (iii), as individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.

(b)                                 No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to Pivotal or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Pivotal or the consummation by Pivotal of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the Proxy Statement and Schedule 13E-3, including any amendments or supplements thereto, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of the New York Stock Exchange and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.6                                    SEC Reports; Financial Statements; Minutes.

(a)                                 Pivotal has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Pivotal since the Pivotal IPO Date (all such documents, together with any documents filed or furnished since the Pivotal IPO Date by Pivotal to the SEC on a voluntary basis on Form 8-K, and all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Pivotal SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Pivotal SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Pivotal SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Pivotal SEC Documents (i) have been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (except in the case of unaudited financial statements as permitted by the rules and regulations of the SEC) and (iii) fairly present in all material respects the consolidated financial position of Pivotal and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and any other adjustments described therein, including the notes thereto, in each case that were not, or are not expected to be, material in amount).  Since the Pivotal IPO Date, Pivotal has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.  The books and records of Pivotal and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)                                  Pivotal has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to Pivotal, including its consolidated Subsidiaries, required to be disclosed in Pivotal’s periodic and current reports under the Exchange Act, is made known to Pivotal’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of Pivotal have evaluated the effectiveness of Pivotal’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Pivotal SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)                                 Pivotal and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Pivotal’s financial reporting and the preparation of Pivotal’s financial statements for external purposes in accordance with GAAP.  Pivotal has disclosed, based on its most recent evaluation of Pivotal’s internal control over financial reporting prior to the date hereof, to Pivotal’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Pivotal’s internal control over financial reporting which are reasonably likely to adversely affect Pivotal’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Pivotal’s internal control over financial reporting.  A reasonably accurate and complete summary of any such disclosures made by Pivotal’s management to Pivotal’s auditors and audit committee has been Made Available to VMware.

(e)                                  Since the Pivotal IPO Date, (i) neither Pivotal nor any of its Subsidiaries nor, to the knowledge of Pivotal, any director, officer, employee, auditor, accountant or representative of Pivotal or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Pivotal or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Pivotal or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Pivotal or any of its Subsidiaries, whether or not employed by Pivotal or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Pivotal or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Pivotal Board or any committee thereof or to any director or officer of Pivotal or any of its Subsidiaries.

(f)                                   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Pivotal SEC Documents.  To the knowledge of Pivotal, none of the Pivotal SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.  Pivotal has Made Available to VMware true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Pivotal or any of its Subsidiaries, on the other hand, occurring since the Pivotal IPO Date.

(g)                                  Neither Pivotal nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Pivotal and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Pivotal or any of its Subsidiaries in Pivotal’s or such Subsidiary’s published financial statements or other Pivotal SEC Documents.

(h)                                 Pivotal is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the New York Stock Exchange, in each case, that are applicable to Pivotal.

(i)                                     No Subsidiary of Pivotal is required to file any form, report, schedule, statement or other document with the SEC.

(j)                                    Pivotal has Made Available to VMware true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of Pivotal’s stockholders, the Pivotal Board and each committee of the Pivotal Board (including the Pivotal Special Committee) held since the Pivotal IPO Date, in each case other than to the extent such minutes relate to this Agreement or the transactions contemplated hereby.

Section 3.7                                    No Undisclosed Liabilities.  Neither Pivotal nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the consolidated balance sheet of Pivotal and its Subsidiaries as at February 1, 2019 included in the Annual Report on Form 10-K filed by Pivotal with the SEC on March 29, 2019 or the unaudited consolidated balance sheet as at May 3, 2019 included in the Quarterly Report on Form 10 Q filed by Pivotal with the SEC on June 6, 2019 (without giving effect to any amendment thereto filed on or after the date hereof) (the “Most Recent Pivotal Balance Sheet”), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since May 3, 2019, (c) fees and expenses of professional advisors incurred in connection with the transactions contemplated hereby and (d) liabilities that would not individually or in the aggregate have a Material Adverse Effect.

Section 3.8                                    Certain Information.  The Proxy Statement and the Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with the information required by Rule 13e-3 under the Exchange Act included in the Proxy Statement, and including all amendments, supplements and exhibits thereto, the “ Schedule 13E-3”) will not, at the time first mailed to Pivotal’s stockholders, at the time of any amendments or supplements thereto and at the time of the Pivotal Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, Pivotal makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement and the Schedule 13E-3 based on information supplied in writing by or on behalf of VMware or Merger Sub specifically for inclusion or incorporation by reference therein.  For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”

Section 3.9                                    Absence of Certain Changes or Events.  Since the Most Recent Pivotal Balance Sheet:  (a) Pivotal and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, would have a Material Adverse Effect; and (c) none of Pivotal or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in subsections (a), (b), (c), (d), (f), (l), (m), (n), (o) or (p) of section 5.1.

Section 3.10                             Litigation.  There is no Legal Proceeding pending or, to the knowledge of Pivotal, threatened against or affecting Pivotal or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Pivotal or any of its Subsidiaries in such individual’s capacity as such, other than any Legal Proceeding that (a) does not seek injunctive or other non-monetary relief and (b) individually or in the aggregate would not have a Material Adverse Effect.  Neither Pivotal nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, would have a Material Adverse Effect.  As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Pivotal, threatened, seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11                             Compliance with Laws.

(a)                                 Pivotal and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets except for such violations that are not, individually or in the aggregate, material to Pivotal and its Subsidiaries, taken as a whole.

(b)                                 None of Pivotal or any of its Subsidiaries has received, since the Pivotal IPO Date, a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except for such violations that are not, individually or in the aggregate, material to Pivotal and its Subsidiaries, taken as a whole.

(c)                                  Pivotal and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted.  There has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except where such revocation, non-renewal, adverse modification or cancellation, individually or in the aggregate, would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries, taken as a whole.

Section 3.12                             Benefit Plans.

(a)                                 Section 3.12(a) of the Pivotal Disclosure Letter contains a true and complete list of each material Pivotal Plan. “Pivotal Plans” mean, collectively, each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), each “multiemployer plan” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA whether written or not, under which any current or former employee, director or consultant of Pivotal or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or which Pivotal or its Subsidiaries sponsors or maintains, is making contributions to or with respect to which Pivotal or its Subsidiaries has any present or future liability or obligation (contingent or otherwise).  Pivotal has Made Available to VMware a current, accurate and complete copy of each Pivotal Plan, or if such Pivotal Plan is not in written form, a written summary of all of the material terms of such Pivotal Plan.  With respect to each Pivotal Plan, Pivotal has Made Available to VMware a current, accurate and complete copy of, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Pivotal or its Subsidiaries concerning the extent of the benefits provided under such Pivotal Plan, and (iv) for the two most recent years for which an annual report for the Pivotal Plan has been filed: (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)                                 Neither Pivotal, its Subsidiaries or any member of their “controlled group” other than VMware, EMC Corp and each corporation, trade or business that would not be a member of a controlled group with Pivotal but for the ownership of Pivotal by VMware or EMC Corp (“Controlled Group”) (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code sections 414(b), (c), (m) or (o)) has within the past six years sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to:  (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or section 412 of the Code, (iii) a Pension Plan that is a “multiple employer plan” as defined in section 413 of the Code, (iv) a “funded welfare plan” within the meaning of section 419 of the Code or (v) a “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.

(c)                                  With respect to the Pivotal Plans, except as would not be material to Pivotal and its Subsidiaries, taken as a whole:

(i)                                     each Pivotal Plan has been operated in compliance with its terms and maintained in compliance in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)                                  no prohibited transaction, as described in section 406 of ERISA or section 4975 of the Code has occurred with respect to any Pivotal Plan, and all contributions required to be made under the terms of any Pivotal Plan have been timely made;

(iii)                               each Pivotal Plan intended to be qualified under section 401(a) of the Code has received a currently-applicable favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of Pivotal, (x) nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and (y) nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Pivotal Plan;

(iv)                              there is no Legal Proceeding (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Pivotal, threatened, relating to the Pivotal Plans, any fiduciaries thereof with respect to their duties to the Pivotal Plans or the assets of any of the trusts under any of the Pivotal Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such actions;

(v)                                 none of Pivotal or its Subsidiaries has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Pivotal Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi)                              Pivotal and its Subsidiaries do not maintain any Pivotal Plan that is a “group health plan” (as such term is defined in section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of section 601, et seq. of ERISA, section 4980B(b) of the Code and the Patient Protection and Affordable Care Act, and Pivotal and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(vii)                           none of the Pivotal Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by section 601, et seq. of ERISA and section 4980B(b) of the Code or other applicable similar Law regarding health care coverage continuation (collectively “COBRA”), and none of Pivotal, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(viii)                        with respect to each Pivotal Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”):  (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; and (ii) each Non-U.S. Benefit Plan required to be registered with a regulatory authority has been so registered and has been maintained in good standing with applicable regulatory authorities; and

(ix)                              the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Pivotal or any Subsidiary to severance pay or other termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)                                 Neither Pivotal nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Pivotal Plan) that would reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of section 280G of the Code.

(e)                                  Except as would not be material to Pivotal and its Subsidiaries, taken as a whole, each Pivotal Plan that is subject to section 409A of the Code has been maintained in compliance in form and operation with the requirements of section 409A of the Code.  No current or former employee or other service provider is entitled to any gross-up, make-whole or other additional payment from Pivotal or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under section 409A or 4999 of the Code)) or interest or penalty or other liability related thereto.

Section 3.13                             Labor Matters.

(a)                                 No officer, director or management level employee of Pivotal or any of its Subsidiaries is the subject of a pending allegation of sexual harassment or assault, nor has any officer, director or management level employee of Pivotal or any of its Subsidiaries engaged in sexual harassment or assault or been accused of sexual harassment or assault within the last five years.  Neither Pivotal nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee.

(b)                                 No employees are represented by any labor organization, including a union or works council, with respect to their employment with Pivotal or its Subsidiaries.  Neither Pivotal nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, enterprise agreement, modern or other award or other industrial instrument or labor union contract, or otherwise required to consult or negotiate with any labor organization, and there are no labor or collective bargaining agreements, enterprise agreements, modern or other awards or other industrial instruments or labor union contracts that pertain to the employees of Pivotal or its Subsidiaries.

(c)                                  Except as would not be material to Pivotal and its Subsidiaries, taken as a whole:  (i) there are no complaints, charges or claims against Pivotal or any of its Subsidiaries pending or, to the knowledge of Pivotal, threatened with any Governmental Entity or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment, classification of any individual as exempt or non-exempt, classification of any individual as an employee or non-employee or failure to employ by Pivotal or any of its Subsidiaries, of any individual and (ii) each of Pivotal and its Subsidiaries is, and has been, in compliance, in all material respects, with all Laws relating to employment, including all such Laws relating to wages, hours, meal and rest periods, overtime, equitable payment of wages based on gender, race and ethnicity, social benefits contributions, severance pay, the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) and similar Laws, collective bargaining, discrimination, civil rights, safety and health, immigration, discrimination, retaliation, workers’ compensation and the collection and payment of withholding or social security taxes and any similar Tax.  There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to Pivotal or any of its Subsidiaries within the twelve months prior to the date of this Agreement, and Pivotal has no plans to undertake any action before the Closing that would trigger the WARN Act or similar applicable Laws.

(d)                                 Except as would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries, taken as a whole, each of Pivotal and its Subsidiaries is in compliance with all applicable immigration Laws, including visa and employment authorization requirements.  No visa or employment authorization held by an employee of Pivotal or any of its Subsidiaries will expire during the six-month period after the date hereof.

Section 3.14                             Environmental Matters.

(a)                                 Except as, individually or in the aggregate, would not have a Material Adverse Effect, (i) Pivotal and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Pivotal and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Pivotal or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Pivotal or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Pivotal nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Pivotal or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Pivotal or any of its Subsidiaries or as a result of any operations or activities of Pivotal or any of its Subsidiaries at any location and, to the knowledge of Pivotal, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Pivotal or any of its Subsidiaries under any Environmental Law; and (vi) neither Pivotal, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)                                 As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)                                  As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 3.15                             Taxes.

(a)                                 Each of the material Tax Returns required by applicable Law to be filed by or on behalf of Pivotal and its Subsidiaries (the “Pivotal Returns”): (i) has been filed when due (including extensions); and (ii) is true, complete and correct in all material respects, and prepared in compliance with all applicable Laws.  All material Taxes due or required to be paid or withheld and remitted by Pivotal and its Subsidiaries have been paid or withheld and remitted, other than any Taxes for which adequate reserves have been established in accordance with section 3.15(b) below.  Pivotal has delivered or Made Available to VMware (i) copies of all material Tax Returns (and related workpapers) for Pivotal and its Subsidiaries for all taxable periods since inception and (ii) complete and correct copies of all material Tax rulings requested by or with respect to Pivotal or any Subsidiary.

(b)                                 No material claim or proceeding is pending or, to Pivotal’s knowledge, has been threatened against or with respect to Pivotal or any of its Subsidiaries in respect of any material Tax.  There are no material unsatisfied liabilities for Taxes (including liabilities for related expenses) with respect to any notice of deficiency or similar document received by Pivotal or any of its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Pivotal or its Subsidiaries and with respect to which adequate reserves for payment have been established on the balance sheet of Pivotal).  No extension or waiver of the limitation period applicable to any of the material Pivotal Returns has been granted (by Pivotal or any other Person), and no such extension or waiver has been requested by Pivotal.  No audit of any material Pivotal Return is presently in progress.  There are no material liens for Taxes upon any of the assets of Pivotal or any Subsidiary of Pivotal except Permitted Liens (defined below).  No material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period.

(c)                                  No written claim or, to Pivotal’s knowledge, other claim has been made by any Taxing Authority in a jurisdiction where neither Pivotal nor any Subsidiary of Pivotal files a Tax Return that Pivotal or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.  Neither Pivotal nor any of its Subsidiaries is or has ever been subject to net income Tax in any country other than its country of incorporation by virtue of having a permanent establishment, other place of business or taxable presence in that country.

(d)                                 Neither Pivotal nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in section 1502 of the Code (or any corresponding provision of state, local or foreign Law), or any election pursuant to section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(e)                                  Neither Pivotal nor any of its Subsidiaries is party to, bound by, or has any contractual obligation under any Tax Sharing Agreement.

(f)                                   Pivotal and each of its Subsidiaries has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of section 355(a)(1)(A) of the Code in a distribution of stock intended to be governed by section 355 of the Code in the two years prior to the date of this Agreement.

(g)                                  To Pivotal’s knowledge:  (i) neither Pivotal nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of section 1504 of the Code or within the meaning of any similar applicable Law to which Pivotal or any of its Subsidiaries may be subject, other than the affiliated group of which Dell or Pivotal is the common parent; and (ii) other than on account of being a member of the affiliated group of which Dell or Pivotal is the common parent, neither Pivotal nor any of its Subsidiaries has any material liability for the Taxes of another Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor or by operation of Law (other than by Contract).

(h)                                 Pivotal has not participated, nor is it currently participating, in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar applicable Law.

(i)                                     No non-U.S. Subsidiary of Pivotal (i) has or has had any trade or business or permanent establishment within the United States; or (ii) is or was a “surrogate foreign corporation” within the meaning of section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under section 7874(b) of the Code.

Section 3.16                             Material Contracts.

(a)                                 Section 3.16 of the Pivotal Disclosure Letter lists (1) the EMC-Pivotal Customer Contracts and (2) each Contract of the following types, other than a Pivotal Plan or any Contract solely among Pivotal or any of its Subsidiaries, on the one hand, and VMware or any of its Subsidiaries, on the other hand, to which Pivotal or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)                                     any Contract that would be required to be filed by Pivotal as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Pivotal on a Current Report on Form 8-K;

(ii)                                  any Contract that limits the ability of Pivotal or any of its Subsidiaries in a material manner, to compete in any line of business or with any Person or in any geographic area, which business or geographic area is material to Pivotal and its Subsidiaries, taken as a whole, or that materially restricts the right of Pivotal and its Subsidiaries in a material manner to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii)                               any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv)                              any Contract relating to Indebtedness and having an outstanding principal amount in excess of $1,000,000;

(v)                                 any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $1,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)                              any Contract that by its terms calls for aggregate payment (including royalties) by Pivotal and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract;

(vii)                           any Contract pursuant to which Pivotal or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $5,000,000, other than indemnification arrangements arising pursuant to Contracts with customers relating to Pivotal Products in the ordinary course of business;

(viii)                        any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of Pivotal and its Subsidiaries, taken as a whole, to which Pivotal or any of its Subsidiaries is a party and (a) licenses in Intellectual Property owned by a third party, or (b) licenses out Intellectual Property owned by Pivotal or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by Pivotal or such Subsidiary, other than, in the case of (a), (1) non-exclusive licenses for software or a cloud service that is generally commercially available and not embedded in, integrated or bundled with a Pivotal Product, and (2) Open Source Licenses, and in the case of (b), (3) non-exclusive licenses granted to any Person in the ordinary course of business where the license is granted for the purpose of the Person’s provision of services to Pivotal or any of its Subsidiaries, including such Contracts with individual employees or independent contractors, and in the case of (a) and (b), (4) non-exclusive licenses relating to Pivotal Products with customers and potential customers of Pivotal or any of its Subsidiaries entered into in the ordinary course of business, (5) stand-alone confidentiality agreements entered into in the ordinary course of business and (6) Contracts with VMware, EMC Corp, Dell or any of their Affiliates;

(ix)                              any Contract that obligates Pivotal or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $5,000,000;

(x)                                 any Contract not entered into in the ordinary course of business between Pivotal or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Pivotal, Dell, EMC Corp, VMware or any of their respective Affiliates;

(xi)                              any Current Government Contract;

(xii)                           any Material Customer Contract with a Top Customer; or

(xiii)                        any Contract to which Pivotal or any of its Subsidiaries is a party and pursuant to which Intellectual Property owned by a third party is exclusively licensed (or similar exclusive rights are granted) to Pivotal or any of its Subsidiaries, excluding Intellectual Property that is not material to the business of Pivotal and its Subsidiaries, taken as a whole.

Each contract of the type described in subsection (a)(1) and subsection (a)(2) clauses (i) through (xiii) is referred to herein as a “Material Contract.”

(b)                                 (i) Each Material Contract is valid and binding on Pivotal and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Pivotal, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect; (ii) Pivotal and each of its Subsidiaries, and, to the knowledge of Pivotal, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, other than any obligations for which the failure to perform would not be material to Pivotal and its Subsidiaries, taken as a whole; and (iii) there is no default under any Material Contract by Pivotal or any of its Subsidiaries or, to the knowledge of Pivotal, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Pivotal or any of its Subsidiaries or, to the knowledge of Pivotal, any other party thereto under any such Material Contract, nor has Pivotal or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, would not have a Material Adverse Effect.  Pivotal has Made Available to VMware true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.17                             Insurance.  Except for those matters that would not have a Material Adverse Effect, Pivotal and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of Pivotal or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Pivotal operates.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Pivotal nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, (c) to the knowledge of Pivotal, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby, except, in each case, for such breaches or defaults or terminations or modifications that would not have a Material Adverse Effect.

Section 3.18                             Properties.

(a)                                 Pivotal and its Subsidiaries do not own any real property.

(b)                                 Except as would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries, taken as a whole, Pivotal or one of its Subsidiaries has a valid leasehold interest in all of its real properties and tangible assets that are necessary for Pivotal and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Pivotal or such Subsidiary, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Pivotal and its Subsidiaries as currently conducted, (iv) Liens specifically reflected on the Most Recent Pivotal Balance Sheet,

(v) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (vi) zoning, building and other similar codes and regulations which are not violated in any material respect by the use and operation of any property of Pivotal and its Subsidiaries, (vii) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which Pivotal or any of its Subsidiaries has easement rights or on any property leased by Pivotal or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case that do not adversely affect in any material respect the occupancy or use of any property of Pivotal and its Subsidiaries, and (viii) transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (“Permitted Liens”).  Section 3.18(a) of the Pivotal Disclosure Letter sets forth a true and complete list of all real property leased for the benefit of Pivotal or any of its Subsidiaries pursuant to a Contract providing for annual aggregate rent in excess of $5,000,000.  Except as would not have, individually or in the aggregate, a Material Adverse Effect, the tangible personal property currently used in the operation of the business of Pivotal and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(c)                                  Each of Pivotal and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, would not have a Material Adverse Effect.  Each of Pivotal and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, would not have a Material Adverse Effect.

This section 3.18 does not relate to intellectual property, which is the subject of section 3.19.

Section 3.19                             Intellectual Property.

(a)                                 Section 3.19(a) of the Pivotal Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all Pivotal Intellectual Property Registrations in each case listing, as applicable, (i) the current owner, (ii) the jurisdiction where the application or registration has been registered or filed (or, for Domain Names, the applicable registrar), (iii) the application or registration number, and (iv) the filing date or issuance, registration or grant date.

(b)                                 To the knowledge of Pivotal (i) each of the Pivotal Intellectual Property Registrations is valid, enforceable and subsisting, and (ii) as of the date hereof, there are no materials, information, facts or circumstances that would render any of the Pivotal Intellectual Property Registrations invalid or unenforceable, in each case of (i) and (ii), except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.

(c)                                  Pivotal and its Subsidiaries own and have good and exclusive title to, collectively, any and all Owned Pivotal Intellectual Property and Owned Pivotal Technology, free and clear of any Liens (other than Permitted Liens or Ordinary Course Licenses Out), except as, individually or in the aggregate, would not be material to Pivotal or its Subsidiaries taken as a whole.  The Pivotal Intellectual Property and Pivotal Technology (including Pivotal Data) constitute all Intellectual Property and Technology necessary and sufficient for Pivotal and its Subsidiaries to conduct their business as currently conducted, except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole; provided, that the foregoing shall not be deemed to be a representation, warranty or covenant of non-infringement of the Intellectual Property of any third party.

(d)                                 There is no Legal Proceeding (including interference, derivation, reexamination, inter partes review, ex parte reexamination, inter partes reexamination, post-grant review or covered business method review, reissue, opposition, nullity or cancellation proceedings) pending or, to the knowledge of Pivotal, threatened against or affecting Pivotal or any of its Subsidiaries or Order entered against Pivotal or any of its Subsidiaries, in each case that relates to any Owned Pivotal Intellectual Property, Owned Pivotal Technology, or Pivotal Products, other than any Legal Proceeding that, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.

(e)                                  Neither Pivotal nor any of its Subsidiaries is subject to an obligation to grant licenses, covenants not to sue or similar rights to any Person under any Owned Pivotal Intellectual Property or Owned Pivotal Technology in connection with any membership or participation in, or contribution to, any standards-setting bodies, industry groups, patent non-assertion pacts or pooling arrangements or similar organizations (“Standards Organizations”).  No Patent included in the Owned Pivotal Intellectual Property (A) is, or (B) has been identified by Pivotal or any of its Subsidiaries or, to the knowledge of Pivotal, any other Person, as essential to any Standards Organization or any standard promulgated by any Standards Organization.

(f)                                   Each of Pivotal and its Subsidiaries has required each current and former employee, contractor and consultant of Pivotal and its Subsidiaries who has contributed to the creation or development of any Pivotal Products, or any Intellectual Property or Technology created or developed for or on behalf of Pivotal or its Subsidiaries, to sign (and each has signed) a valid and enforceable agreement that includes (i) confidentiality obligations in favor of Pivotal or the applicable Subsidiary, and (ii) a present assignment to Pivotal or the applicable Subsidiary of all right, title and interest in and Intellectual Property and Technology created or developed by such Person within the scope of such Person’s employment by or engagement with Pivotal or the applicable Subsidiary, and (iii) a waiver of any moral rights (to the extent possible under applicable Law) such Person may possess in such Intellectual Property and Technology (collectively, the “Invention Assignment Agreements”), except in respect of Intellectual Property or Technology that, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.  To the knowledge of Pivotal, no Person who has executed an Invention Assignment Agreement is in default or breach of such Invention Assignment Agreement, except in respect of Intellectual Property or Technology that, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.

(g)                                  The operation of the business of Pivotal or its Subsidiaries as currently or, previously conducted (including the use, importation, export, sale, offering for sale, provision, reproduction, display, performance, modification, licensing, disclosure, support, commercialization, maintenance or other exploitation of Pivotal Products as currently conducted or previously conducted by Pivotal or its Subsidiaries) does not infringe, misappropriate or violate and has not infringed, violated or misappropriated any rights of any Person (including any right to privacy), or constitute or has constituted unfair competition or trade practices, except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.  Neither Pivotal nor any of its Subsidiaries has received (i) written (or to the knowledge of Pivotal, unwritten) notice in the five year period immediately preceding the date of this Agreement from any Person of any claim or threatened claim (A) alleging any infringement, misappropriation, misuse or other violation or unfair competition or trade practices with respect to any Intellectual Property or Technology, (B) alleging that Pivotal or any of its Subsidiaries must license or obtain a release from any Person or refrain from using any Intellectual Property or Technology, or (C) challenging the validity, enforceability, effectiveness or ownership by Pivotal or any of its Subsidiaries of any of the Owned Pivotal Intellectual Property or Owned Pivotal Technology, or (ii) a request, recommendation or invitation to license or secure other rights with respect to any Patents, in each case of (i) and (ii) except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.

(h)                                 To the knowledge of Pivotal, no Person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Owned Pivotal Intellectual Property or Owned Pivotal Technology (other than Patents), except as would not have a Material Adverse Effect.  Neither Pivotal nor any of its Subsidiaries has made any claim against any Person alleging any infringement, misappropriation, misuse or violation of any Owned Pivotal Intellectual Property or Owned Pivotal Technology (other than Patents), except as would not have a Material Adverse Effect.

(i)                                     Neither this Agreement nor any transactions contemplated hereby will result in, under or pursuant to any Contract to which Pivotal or any of its Subsidiaries is a party or by which any assets or properties of Pivotal or any of its Subsidiaries are bound (and no such Contract purports to cause or result in), any Person (other than VMware or any of its Affiliates) being granted (a) rights or access to, or the placement in or release from escrow of, any Owned Pivotal Software source code, or (b) any license, immunity, authorization, covenant not to sue or other right under or with respect to any Owned Pivotal Intellectual Property or Owned Pivotal Technology, other than in each case pursuant to any Contract to which VMware or any of its Affiliates is a party as of the date of this Agreement and except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.  Neither Pivotal or any of its Subsidiaries is a party to any Contract that expressly requires Pivotal or any of its Subsidiaries to cause a Person that acquires Pivotal or any of its Subsidiaries (“Pivotal Acquirer”) to grant a license to, or covenant not to sue under, any Intellectual Property or Technology owned or controlled by the Pivotal Acquirer (other than any Pivotal Intellectual Property), other than in each case (x) pursuant to any Contract to which VMware or any of its Affiliates (other than Pivotal or any of its Subsidiaries) is a party as of the date of this Agreement, (y) by operation of Contract terms generally applicable to Affiliates, acquirers, successor and assigns, and (z) as would not be or would not reasonably be expected to be material to VMware and its Subsidiaries, taken as a whole.

(j)                                    All use and distribution of Pivotal Products and Open Source Materials by or through Pivotal and its Subsidiaries is in compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements, except to the extent that the failure of any of the foregoing to be true and correct would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries taken as a whole.  Except with respect to Software as to which Pivotal owns the copyrights and has licensed out under an Open Source License other than a Copyleft License, neither Pivotal nor its Subsidiaries has incorporated or embedded any Open Source Materials into, or combined, linked or distributed any Open Source Materials with, any Pivotal Products or otherwise used any Open Source Materials, in each case, in a manner that currently requires or has required the Pivotal Products, any portion thereof, or any Owned Pivotal Technology or Owned Pivotal Intellectual Property, to (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing of derivative works, (c) be licensed under terms that allow the Pivotal Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (d) be redistributable at no license fee; in each case, except to the extent that the failure of any of the foregoing to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(k)                                 Immediately following the Effective Time, the Surviving Corporation will be permitted to exercise all of Pivotal’s and its Subsidiaries’ rights under Contracts involving material Intellectual Property or material Technology owned by a third party, to the same extent Pivotal and its Subsidiaries would have been able to had the transactions contemplated hereby not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that Pivotal or any of its Subsidiaries would otherwise have been required to pay had such transactions not occurred, except as individually or in the aggregate, would not be material to Pivotal or its Subsidiaries taken as a whole.

(l)                                     Each of Pivotal and its Subsidiaries has taken commercially reasonable steps to protect and maintain the confidentiality of, and the rights of Pivotal and the applicable Subsidiary in, Pivotal’s and the applicable Subsidiary’s Confidential Information, except in respect of Confidential Information that, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.  To the knowledge of Pivotal, no current or former employee, contractor or consultant of Pivotal or any of its Subsidiaries has disclosed, or has permitted any other Person to disclose, any Confidential Information (including with respect to any Pivotal Intellectual Property) in violation of any such agreement, except to the extent that the failure of the foregoing to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(m)                             To the knowledge of Pivotal, all Owned Pivotal Software is and all Pivotal Products are free from any defect or programming, design, or documentation error that would have an adverse effect on the operation or use of the Owned Pivotal Software or Pivotal Products, except as would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of Pivotal, none of the Owned Pivotal Software or Pivotal Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), except as would not, individually or in the aggregate, have a Material Adverse Effect.

(n)                                 To the knowledge of Pivotal, the computer systems, Data processing systems, facilities and services used by or for Pivotal and its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms, and related systems and services (collectively, “Systems”), are adequate and sufficient for the needs and operations of Pivotal and its Subsidiaries, except to the extent that the failure of the foregoing to be true and correct would not have a Material Adverse Effect.  Since the Pivotal IPO Date, (i) there has been no failure with respect to any Systems that has had an adverse effect on the operations of Pivotal or any of its Subsidiaries and (ii) to the knowledge of Pivotal, there has been no unauthorized access to or use of (A) any Systems (or any Software, information or Data stored thereon); (B) the Confidential Information in Pivotal’s or its Subsidiaries’ possession, custody or control; or (C) the Pivotal Data, in each case, collected, held or otherwise managed by or on behalf of Pivotal or any of its Subsidiaries, except to the extent that the failure of any of the foregoing to be true and correct would not have a Material Adverse Effect.

(o)                                 All technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations), if any, developed, delivered or used under or in connection with the Government Contracts that Pivotal or one of its Subsidiaries is a party to have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and such Government Contract terms, if any, have been provided, except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.  All disclosures, elections and notices required by applicable regulations and such Government Contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under such Government Contracts related to the Intellectual Property have been made and provided in accordance with applicable Law, except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.

(p)                                 No government, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) provided or provides facilities, personnel or funding for the creation or development of any Owned Pivotal Intellectual Property, Owned Pivotal Technology or Pivotal Product, except as individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.  No Institutions have any rights in or with respect to any Owned Pivotal Intellectual Property, Owned Pivotal Technology or Pivotal Products or any Intellectual Property or Technology made by any current or former employee, contractor or consultant of Pivotal that relate in any manner to Owned Pivotal Intellectual Property, Owned Pivotal Technology or the Pivotal Products, except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole.  No current or former employee, contractor or consultant of Pivotal who was or is involved in, or who contributed or contributes to, the creation or development of any Owned Pivotal Intellectual Property or Owned Pivotal Technology has performed services for any Institution during a period of time during which such employee, contractor or consultant was also performing services for Pivotal or any of its Subsidiaries, except as, individually or in the aggregate, would not be material to Pivotal and its Subsidiaries taken as a whole would not have a Material Adverse Effect.

Section 3.20                             Certain Payments.  None of Pivotal, any of its Subsidiaries or any of their respective directors, officers, employees, distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of any such Person have, with respect to the business of Pivotal or any of its Subsidiaries, directly or indirectly: (i) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or any applicable anti-corruption or anti-bribery law that implemented the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other similar Law applicable to the conduct of business with Governmental Entities (collectively, the “Applicable Anti-Corruption Laws” ), (ii) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (iii) offered, paid, promised to pay or authorized a payment, of any money or other thing of value (including any commission payment, fee, gift, sample, travel expense or entertainment), or any payment related to political activity, to any of the following Persons for the purpose of unlawfully influencing any act or decision of such Person in his official capacity, including inducing such Person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such Person to use his or her influence with a foreign government or an instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist Pivotal or any of its Subsidiaries in obtaining or retaining business for or with, or directing the business to, any Person: (A) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (B) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (C) any political party or official thereof; (D) any candidate for political or political party office (such recipients described in paragraphs (A), (B), (C) and (D) of this subsection collectively, “Government Officials”); or (E) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.  Pivotal has established sufficient internal controls and procedures to ensure compliance with Applicable Anti-Corruption Laws and has Made Available all of such documentation.  The books, records and accounts of Pivotal and its Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets.  There have never been any false or fictitious entries made in the books, records or accounts of Pivotal or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither Pivotal nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.  There is no current, pending, or, to the knowledge of Pivotal, threatened Legal Proceedings, investigations, or complaints related in any way to the Pivotal business against Pivotal or any of its affiliated entities or any director, officer, agent, employee, or Representative of Pivotal with respect to any Applicable Anti-Corruption Laws.

Section 3.21                             Customers.  Section 3.21 of the Pivotal Disclosure Letter sets forth a true, correct and complete list of the top 20 customers of Pivotal, as measured by annual recurring revenue as of May 3, 2019 (the “Top Customers”).  No Top Customer or any customer which individually accounted for more than 10% of Pivotal’s consolidated revenues during the 12 month period preceding the date hereof, has canceled or otherwise terminated or, to the knowledge of Pivotal, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business with Pivotal.  Neither Pivotal nor any of its Subsidiaries is involved in any material dispute with any Top Customer or has been notified by or has notified any such Top Customer, in writing, of any breach or violation of any contract or agreement with any such Top Customer.

Section 3.22                             Privacy and Data Security.

(a)                                 Each of Pivotal and its Subsidiaries have complied in all material respects with all applicable Laws and with their own respective privacy policies relating to the collection, storage, use, disclosure and transfer of any Personal Data collected by or on behalf of Pivotal or any of its Subsidiaries, and none of them has received a complaint from any Governmental Entity regarding its collection, use or disclosure of Personal Data that is pending or unresolved, except as would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries, taken as a whole.  For the purposes of this Agreement, “Personal Data” means information held by Pivotal or its Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and that is regulated by such Law.

(b)                                 To the knowledge of Pivotal, each of Pivotal and its Subsidiaries has not experienced any material unauthorized access to or other breach of security with respect to the information technology systems that are material to Pivotal and its Subsidiaries, except as would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries, taken as a whole.

(c)                                  Pivotal and its Subsidiaries have established policies and procedures for responding, and have complied with any obligations relating, to data subject requests for access, rectification, deletion, portability or objections to Processing of Personal Data or other rights under applicable Privacy Laws, except as would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries, taken as a whole.  To the knowledge of Pivotal, to extent Pivotal or any of its Subsidiaries have entered into Contracts with any third parties who are Processing Personal Data on behalf of Pivotal or any of its Subsidiaries, such third parties are in compliance with such Contracts and all applicable Privacy Laws, except as would not, individually or in the aggregate, be material to Pivotal and its Subsidiaries, taken as a whole.  “Privacy Laws” mean all applicable Laws, rules and industry standards relating to data privacy, data protection and data security (including the General Data Protection Regulation of the European Union).  “Processing” means, with respect to Personal Data, the use, collection, capture, scraping, processing, storage, recording, organization, arrangement, selection, aggregation, adaption, alteration, transfer (including cross-border transfers), retrieval, consultation, disclosure, dissemination, visualization, destruction, instruction, training or other learning of such information or combination of such information.

Section 3.23                             Export Approvals.

(a)                                 In the past three years, Pivotal and each of its Subsidiaries and each of its and their directors and officers have at all times conducted their export transactions in compliance in all material respects with all trade Laws and, to the knowledge of Pivotal, no agent, employee, consultant, representative or other Person acting on behalf of Pivotal or any of its Subsidiaries has, directly or indirectly, violated any provision of any trade Law.  Without limiting the foregoing:

(i)                                     Pivotal and its Subsidiaries have obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”):

(ii)                                  Pivotal and its Subsidiaries are in compliance in all material respects with the terms of all Export Approvals;

(iii)                               there are no pending or, to the knowledge of Pivotal, threatened claims against Pivotal or its Subsidiaries with respect to such Export Approvals;

(iv)                              to the knowledge of Pivotal, there are no Legal Proceedings, conditions, or circumstances pertaining to Pivotal’s or its Subsidiaries’ export, re-export or import transactions that may give rise to any future claims; and

(v)                                 no Export Approvals for the transfer of export licenses to VMware or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(b)                                 Section 3.23(b) of Pivotal Disclosure Letter sets forth, as of the date of this Agreement, the U.S. export control classifications applicable to Pivotal Products, Owned Pivotal Software and Pivotal Technology, and the basis for such classification.  Pivotal, its Subsidiaries and their respective directors, officers, employees, distributors or agents do not (i) possess any information of the United States government that is classified for national security purposes pursuant to Executive Order 13526 or any related executive order, statute or regulation (“Classified Information”) or (ii) access Classified Information.  Pivotal does not possess a facility security clearance administered by the Defense Security Service pursuant to the National Industrial Security Program Operating Manual (DoD 5220.22-M).  None of Pivotal or its Subsidiaries engage in activities subject to the International Traffic in Arms Regulations.

Section 3.24                             Government Contracts.

(a)                                 Pivotal has Made Available to VMware, all Government Contracts that are Material Customer Contracts (the “Current Government Contracts”).

(b)                                 No Current Government Contract is the subject of bid or award protest proceedings or, to the knowledge of Pivotal, is reasonably likely to become the subject of bid or award protest proceedings.

(c)                                  With respect to each Current Government Contract: (A) Pivotal and each of its Subsidiaries and employees has complied in all material respects with all terms, conditions and Laws applicable to such Current Government Contract; (B) (i) neither Pivotal nor its

Subsidiaries has received any written, or to the knowledge of Pivotal, oral notice from any Governmental Entity or any prime contractor, subcontractor or other Person stating that Pivotal or any of its Subsidiaries has violated any Law, and (ii) to Pivotal’s knowledge, there is no reasonable basis for such notification, in each case of this clause (B), except for any violations that would not be material, individually or in the aggregate, to Pivotal and its Subsidiaries, taken as a whole; (C) none of the execution, delivery or performance of this Agreement and the other documents contemplated by this Agreement does or will conflict with or result in a material breach of or material default under such Current Government Contract, except in the case of this clause (C), as individually or in the aggregate, would not have a Material Adverse Effect; and (D) the representations, certifications and warranties made by Pivotal and each of its Subsidiaries with respect to each Current Government Contract were accurate in all material respects as of their effective dates.

(d)                                 No termination for default, cure notice or show cause notice that is material to Pivotal and its Subsidiaries, taken as a whole, has been issued or, to the knowledge of Pivotal, threatened, in writing, and remains unresolved with respect to any Current Government Contract.  To the knowledge of Pivotal, no event, condition or omission has occurred or currently exists that would constitute grounds for such action.

(e)                                  With respect to Current Government Contracts, no material amount of money due to Pivotal or any of its Subsidiaries is being withheld or offset.  Neither any Governmental Entity nor any prime contractor or higher-tier subcontractor under a Government Contract has questioned or disallowed any material costs claimed under a Government Contract.  To the knowledge of Pivotal, no facts exists which could give rise to a claim for price adjustment under any Government Contract.  All invoices and claims under a Government Contract were current, accurate and complete, in all material respects, as of their submission date or were subsequently corrected.

(f)                                   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of Pivotal, any of its Subsidiaries or, to Pivotal’s knowledge, any of their respective other Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to Pivotal’s knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of Pivotal or any of its Subsidiaries has received any written request to show cause, (iii) none of Pivotal or any of its Subsidiaries has been declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Contract with a Governmental Entity (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iv) none of Pivotal or any of its Subsidiaries is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither Pivotal nor any of its Subsidiaries, nor any of their respective directors or officers, nor to Pivotal’s knowledge, any other employee is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity, with respect to the award or performance of any Government Contract, the subject of any actual or, to Pivotal’s knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, audit (other than a routine contract audit) or investigation of Pivotal or any of its Subsidiaries with respect to any Government Contract, including any material irregularity, misstatement or omission arising thereunder or relating thereto alleged in writing, and, to Pivotal’s knowledge, there is no reasonable basis for any such investigation, indictment, lawsuit or audit, and (vi) neither Pivotal nor any of its Subsidiaries has made any (A), voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Government Contract or (B) mandatory disclosure, pursuant to Federal Acquisition Regulation 52.203-13, to any Governmental Entity and, to Pivotal’s knowledge, there are no facts that would require mandatory disclosure thereunder.

(g)                                  As of the date hereof, the employees of Pivotal and its Subsidiaries hold such security clearances as are required to perform the Current Government Contracts.  Pivotal and its Subsidiaries are in compliance in all material respects with all applicable requirements of the Current Government Contracts relating to the safeguarding of and access to classified information and controlled unclassified information, and with all applicable provisions of the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 28, 2006), including any applicable provisions of supplements, amendments or revised editions thereof.

Section 3.25                             State Takeover Statutes.  As of the date hereof and at all times on or prior to the Effective Time, the Pivotal Board has taken all actions so that the restrictions applicable to business combinations contained in section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of VMware or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of Pivotal.  No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law enacted under the DGCL (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Pivotal Charter or Pivotal Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.26                             Related Persons Transactions.  No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of Pivotal or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Person”), is a party to any Contract with or binding upon Pivotal or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Pivotal or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Pivotal SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 3.27                             Brokers.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (which has been retained by the Pivotal Special Committee) the fees and expenses of which will be paid by Pivotal, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pivotal or any of its Subsidiaries.  Pivotal has furnished to VMware a true and complete copy of any Contract between Pivotal and Morgan Stanley & Co. LLC pursuant to which Morgan Stanley & Co. LLC could be entitled to any payment from Pivotal or any of its Subsidiaries relating to the transactions contemplated hereby.

Section 3.28                             Opinion of Financial Advisor.  The Pivotal Special Committee has received the opinion of Morgan Stanley & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein the Class A Merger Consideration is fair from a financial point of view to the holders of the Class A Shares (other than Excluded Class A Shares and Dissenting Shares), a signed true and complete copy of such opinion has been or will promptly be provided to VMware.

Section 3.29                             No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article III, in any certificate delivered pursuant to this Agreement or in the case of fraud, each of VMware and Merger Sub acknowledges and agrees that it shall have no remedy or claim with respect to any representation or warranty of any kind whatsoever, express or implied, at law or in equity, made or be deemed to have been made by or on behalf of Pivotal to VMware or Merger Sub (including with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Pivotal or any of its Subsidiaries or the future business, operations or affairs of Pivotal or any of its Subsidiaries heretofore or hereafter delivered to or made available to VMware, Merger Sub or their respective Representatives or Affiliates), and subject to such exceptions Pivotal hereby disclaims any such representation or warranty, whether by or on behalf of Pivotal, notwithstanding the delivery or disclosure to VMware or Merger Sub, or any of their Representatives or Affiliates of any documentation or other information by Pivotal or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VMWARE AND MERGER SUB

Except as and to the extent disclosed in the documents filed with or furnished to the SEC by VMware since January 1, 2018 and publicly available two Business Days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), VMware and the Merger Sub represent and warrant to Pivotal as follows:

Section 4.1                                    Organization, Standing and Power.  Each of VMware and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (c) where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a

VMware Material Adverse Effect.  For purposes of this Agreement, “VMware Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, would prevent the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so or otherwise would prevent or reasonably be expected to prevent VMware or Merger Sub from performing its obligations hereunder.  The certificate of incorporation and bylaws of each of VMware and Merger Sub are in full force and effect.  Each of VMware and Merger Sub are not in violation of its certificate of incorporation or bylaws, except as would not have a VMware Material Adverse Effect.

Section 4.2                                    Authority.  Each of VMware and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the VMware Stockholder Approval (as defined in the Support Agreement), to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement, the Voting Agreement and the Support Agreement by VMware and Merger Sub and the consummation by VMware and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of VMware and Merger Sub and no other corporate proceedings on the part of VMware or Merger Sub are necessary to approve this Agreement, the Voting Agreement and the Support Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby except (a) Dell, as holder of a majority of the outstanding shares of Class B VMware Common Stock is required to authorize VMware to consummate the transactions contemplated hereby pursuant to the VMware Charter, (b) the VMware Stockholder Approval and (c) in the case of consummation of the Merger, the approval of this Agreement by VMware as the sole stockholder of Merger Sub.  This Agreement has been duly executed and delivered by VMware and Merger Sub and, assuming the due authorization, execution and delivery by Pivotal, constitutes a valid and binding obligation of each of VMware and Merger Sub, enforceable against each of VMware and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).  The shares of Class B VMware Common Stock to be issued to holders of Class B Shares as Class B Merger Consideration have been validly authorized when issued, will be validly issued, fully paid and nonassessable, and no other shareholder of VMware will have any preemptive right or similar rights in respect thereof.

Section 4.3                                    No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance of this Agreement, the Voting Agreement and the Support Agreement by each of VMware and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance by each of VMware and Merger Sub with the provisions hereof and thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of VMware or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of VMware or Merger Sub, (ii) any material Contract to which VMware or any of its Subsidiaries is a party by which VMware, any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in section 5.3(b), any Law or any rule or regulation of the New York Stock Exchange applicable to VMware or any of its Subsidiaries or by which VMware, any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), as would not have a VMware Material Adverse Effect.

(b)                                 No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to VMware or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the Voting Agreement and the Support Agreement by VMware and Merger Sub or the consummation by VMware and Merger Sub of the Merger and the other transactions contemplated hereby or thereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act (including the Information Statement (as defined in the Support Agreement) in respect of the VMware Stockholder Approval and the Schedule 13E-3) and any other applicable state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings required under the rules and regulations of the New York Stock Exchange and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a VMware Material Adverse Effect.

Section 4.4                                    Certain Information.  None of the information supplied or to be supplied by or on behalf of VMware or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the time it is first published, distributed or disseminated to the Pivotal stockholders, at the time of any amendments or supplements thereto and at the time of the Pivotal Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither VMware nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by or on behalf of Pivotal specifically for inclusion or incorporation by reference therein.

Section 4.5                                    Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VMware or Merger Sub, except for Persons whose fees and expenses shall be paid by VMware.

Section 4.6                                    Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by VMware.

Section 4.7                                    Financing.  VMware has access to sufficient resources and will have at the Effective Time access to sufficient immediately available funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby, including to pay the Class A Merger Consideration for all of the Class A Shares, to make all payments in respect of the Pivotal Options and Pivotal RSUs contemplated hereby and to pay all related fees and expenses of VMware, Merger Sub and their respective Representatives pursuant to this Agreement.

Section 4.8                                    No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article IV, in any certificate delivered pursuant to this Agreement or in the case of fraud, Pivotal acknowledges and agrees that it shall have no remedy or claim with respect to any representation or warranty of any kind whatsoever, express or implied, at law or in equity, made or deemed to have been made by or on behalf of VMware or Merger Sub to VMware or Merger Sub, and subject to such exceptions VMware and Merger Sub each hereby disclaims any such representation or warranty, whether by or on behalf of VMware or Merger Sub, notwithstanding the delivery or disclosure to Pivotal, or any of their Representatives or Affiliates of any documentation or other information by VMware or Merger or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE V
COVENANTS

Section 5.1                                    Conduct of Business.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by VMware or as otherwise expressly required or prohibited (including by the restrictions set forth in subclauses (a) through (r) below) by this Agreement, Pivotal shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course, including its development and sales efforts as currently contemplated, and use commercially reasonable efforts to (i) preserve intact its business organization, assets, rights and properties, (ii) keep available the services of its current officers, employees and consultants and (iii) preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (x) as set forth in section 5.1 of the Pivotal Disclosure Letter, (y) as specifically required by this Agreement or (z) as specifically required by applicable Law, Pivotal shall not, and shall not permit any of its Subsidiaries, without VMware’s prior written consent (which consent, in the cases of the matters set forth in subclauses (e), (g), (i), (j) or (k) below shall not be unreasonably withheld, conditioned or delayed, and in all other cases shall be in VMware’s sole discretion), to:

(a)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Pivotal to Pivotal or any other wholly owned Subsidiary of Pivotal, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Pivotal or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than (A) the withholding of Class A Shares to satisfy tax obligations with respect to awards granted pursuant to the Pivotal Stock Plans and outstanding on the date of this Agreement or as permitted by this Agreement, in accordance with their terms on the date of this Agreement and (B) the acquisition by Pivotal of Pivotal Options or Pivotal RSUs on the date of this Agreement or as permitted by this Agreement in connection with the forfeiture of such awards, in accordance with their terms on the date of this Agreement, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)                                 issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws) any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of VMware on a deferred basis or other rights linked to the value of Class A Shares or Class B Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Class A Shares upon the exercise of Pivotal Options, the settlement of Pivotal RSUs or the exercise of purchase rights under the Pivotal ESPP, in each case, that are outstanding on the date of this Agreement and Made Available to VMware and otherwise in accordance with their terms as in effect on such date);

(c)                                  amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(d)                                 directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to Pivotal and its Subsidiaries, except, in each case, for (1) capital expenditures which shall be subject to the limitations of clause (i) below and (2) purchases of marketable securities by or on behalf of Pivotal or its Subsidiaries for cash management purposes in the ordinary course of business consistent with Pivotal’s investment management policy, and except in the case of clause (ii), acquisitions of inventory, products or services in the ordinary course of business;

(e)                                  directly or indirectly sell, lease, license, sell and leaseback, abandon, allow to lapse, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights (including any material Pivotal Intellectual Property Registrations) or any interest therein, except, in each case, (i) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations, or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that are not material to Pivotal and its Subsidiaries, taken as a whole and (ii) Ordinary Course Licenses Out;

(f)                                   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)                                  fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Pivotal Intellectual Property Registrations;

(h)                                 (i) incur, create, assume or otherwise become liable for, or repay, cancel, forgive or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than Pivotal or any direct or indirect wholly owned Subsidiary of Pivotal;

(i)                                     incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $1,000,000;

(j)                                    except as required by any judgment by a court of competent jurisdiction, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the ordinary course of business, (B) as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Pivotal included in the Pivotal SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or (C) incurred since the date of such financial statements in the ordinary course of business, (ii) cancel any material Indebtedness owed to Pivotal or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(k)                                 (i) materially modify, materially amend, terminate, cancel, waive any material right under or extend any Material Contract (other than renewals of Contracts with customers of Pivotal Products in the ordinary course of business) or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract, other than customer contracts entered into in the ordinary course of business;

(l)                                     commence any Legal Proceeding (other than a Legal Proceeding as a result of a Legal Proceeding commenced against Pivotal or any of its Subsidiaries), or compromise, settle or agree to settle any Legal Proceeding, other than Transaction Litigation which is subject to section 5.7), compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages not in excess of $500,000 individually or $2,000,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, Pivotal or any of its Subsidiaries;

(m)                             change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(n)                                 settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any material Tax election, or change the entity classification of any Subsidiary for U.S. federal tax purposes; file any Tax Return other than in the ordinary course of business and on a basis consistent with past practice that would materially and adversely affect its Tax liability; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes; grant any power of attorney with respect to material Taxes; enter into any Tax Sharing Agreement or any closing agreement or other similar agreement; or change any method of accounting for Tax purposes;

(o)                                 change its fiscal year;

(p)                                 (i) grant any current or former director, officer, employee or independent contractor of Pivotal or its Subsidiaries any increase in compensation, bonus or other benefits, or make any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or, other than to the extent required by a Pivotal Plan in effect as of the date hereof and Made Available to VMware, pay to any current or former director, officer, employee or independent contractor of Pivotal or its Subsidiaries any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Pivotal Plan or awards made thereunder) except as required to comply with any applicable Law or any Pivotal Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Pivotal Plan or other Contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Pivotal Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(q)                                 hire any employees (except that VMware shall reasonably consult with Pivotal in good faith with respect to granting or withholding its consent with respect to any hiring matters); or

(r)                                    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2                                    No Solicitation; Recommendation of the Merger.

(a)                                 Subject to section 5.2(b), Pivotal shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of Pivotal or any of its Subsidiaries, directly or indirectly, to (i) initiate, solicit or intentionally encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing.  Pivotal shall, and shall cause each of its Subsidiaries and the Representatives of Pivotal and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal (except that Pivotal shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Pivotal Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of Pivotal under applicable Law).

(b)                                 Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Pivotal Class A Stockholder Approval, (1) Pivotal receives a written Acquisition Proposal that the Pivotal Special Committee believes in good faith to be bona fide, (2) such Acquisition Proposal did not result from a breach (other than any inadvertent breach) of this section 5.2, (3) the Pivotal Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Pivotal Special Committee determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of Pivotal under applicable Law, then Pivotal may (x) furnish information with respect to Pivotal and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to Pivotal than, those set forth in the Confidentiality Agreement (provided that such agreement need not include a standstill provision) (an “Acceptable Confidentiality Agreement”), except that any non-public information provided to any such Person shall have been previously provided to VMware or shall be provided to VMware prior to or concurrently with the time it is provided to such Person, (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal and (z) take any action that any court of competent jurisdiction orders, by nonappealable, final order, Pivotal or its Subsidiaries to take.

(c)                                  Subject to section 5.2(d), neither the Pivotal Special Committee, the Pivotal Board nor any other committee thereof shall:

(i)                                     (A) withdraw (or modify or qualify in any manner adverse to VMware or Merger Sub) the recommendation or declaration of advisability by the Pivotal Special Committee or Pivotal Board of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Pivotal stockholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this section 5.2(c)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)                                  cause or permit Pivotal or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (except for an Acceptable Confidentiality Agreement), in each case constituting, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), or resolve, agree or propose to take any such actions.

(d)                                 Notwithstanding the foregoing, at any time prior to obtaining the Pivotal Class A Stockholder Approval, the Pivotal Special Committee may, if the Pivotal Special Committee determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of Pivotal under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by VMware pursuant to this section 5.2, (i) make an Adverse Recommendation Change in response to either an Intervening Event or a Superior Proposal received after the date hereof that did not result from a breach of this section 5.2 (other than any inadvertent breach), and (ii) solely in response to a Superior Proposal, cause Pivotal to terminate this Agreement in accordance with section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to a Superior Proposal, except that Pivotal may not (x) make an Adverse Recommendation Change in response to a Superior Proposal or Intervening Event or (y) terminate this Agreement in response to a Superior Proposal pursuant to section 7.1(d)(ii) unless:

(i)                                     Pivotal notifies VMware in writing at least three Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including, if in connection with any Superior Proposal, the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by Pivotal and a new three Business Day period); and

(ii)                                  if VMware makes a proposal during such three Business Day period to adjust the terms and conditions of this Agreement, the Pivotal Special Committee, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by VMware, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and, in any event, that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of Pivotal under applicable Law.

(e)                                  During the three Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, Pivotal shall, and shall cause its financial and legal advisors to, negotiate with VMware in good faith (to the extent VMware seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by VMware.  Notwithstanding anything to the contrary contained herein, neither Pivotal nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to section 7.3(b), if applicable).

(f)                                   In addition to the obligations of Pivotal set forth above, Pivotal promptly (and in any event within 24 hours of receipt) shall advise VMware in writing in the event Pivotal or any of its Subsidiaries or Representatives receives an Acquisition Proposal, or any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, together with a description of the material terms and conditions of and facts surrounding any such proposal or Acquisition Proposal, the identity of the Person making any such proposal or Acquisition Proposal and a copy of such written proposal, offer or draft agreement provided by such Person.  Pivotal shall keep VMware informed (orally and in writing) in all material respects on a timely basis of the status and details of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, Pivotal shall promptly (and in any event within 24 hours) notify VMware orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to section 5.2(a) or section 5.2(b).

(g)                                  Pivotal agrees that any violation of the restrictions set forth in this section 5.2 by any Representative of Pivotal or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Pivotal or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Pivotal.

(h)                                 Pivotal shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict Pivotal’s ability to comply with any of the terms of this section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(i)                                     Nothing contained in section 5.2(a) shall prohibit Pivotal from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, except that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of section 7.1(c)(ii)) unless the Pivotal Special Committee expressly reaffirms its recommendation to Pivotal’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure and expressly rejects any applicable Acquisition Proposal.

(j)                                    For purposes of this Agreement:

(i)                                     “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or exclusive license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of Pivotal and its Subsidiaries that generate 15% or more of the net revenues or net income (for the 12 month period ending on the last day of Pivotal’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of Pivotal and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of Pivotal, in each case other than the Merger and the other transactions contemplated by this Agreement;

(ii)                                  “Intervening Event” means any material event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that was not known to the Pivotal Special Committee on the date hereof (or, if known, the consequences of which were not reasonably foreseeable to the Pivotal Special Committee as of the date hereof), which material event, change, effect, development, state of facts, condition or occurrence (or the consequences thereof) becomes known to the Pivotal Special Committee before obtaining the Pivotal Stockholder Approvals; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto constitute an Intervening Event; and

(iii)                               “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that the Pivotal Special Committee determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including any conditions, the Person making the proposal and the likelihood and anticipated timing of consummation on the terms proposed), is (A) more favorable to the holders of Class A Shares from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by VMware in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis, except that for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

Section 5.3                                    Preparation of Proxy Statement; Schedule 13E-3; Stockholders’ Meeting; Other Filings.

(a)                                 As promptly as reasonably practicable after the date of this Agreement, Pivotal shall (i) prepare and file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act, (ii) jointly with VMware, prepare and file the Schedule 13E-3 and (iii) in consultation with VMware, set a preliminary record date for the Pivotal Stockholders Meeting and commence a broker search pursuant to section 14a-13 of the Exchange Act in connection therewith.  Pivotal shall use commercially reasonable efforts to have the Proxy Statement and Schedule 13E-3 cleared by the SEC as promptly as practicable after the filing thereof.  Pivotal shall obtain and furnish the information required to be included in the Proxy Statement and Schedule 13E-3, shall provide VMware and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement and Schedule 13E-3, and shall cause the Proxy Statement in definitive form and the Schedule 13E-3 to be mailed to Pivotal’s stockholders at the earliest reasonably practicable date and substantially concurrently with the mailing of the Information Statement.  If at any time prior to obtaining the Pivotal Class A Stockholder Approval, any information relating to the Merger, Pivotal, VMware, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by Pivotal or VMware that should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that each such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall reasonably promptly notify the other parties hereto and Pivotal shall reasonably promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of Pivotal.  Notwithstanding the foregoing, prior to filing or mailing the Schedule 13E-3 and Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Pivotal shall give VMware, Merger Sub and their counsel and the VMware Special Committee and its counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by VMware, Merger Sub and their counsel and the VMware Special Committee and its counsel.

(b)                                 As promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 are cleared by the SEC for mailing to Pivotal’s stockholders, Pivotal shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Pivotal Stockholders Meeting”) solely for the purpose of obtaining the Pivotal Stockholder Approvals and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Pivotal Stockholders Meeting shall in any event be no later than 45 calendar days after (1) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Pivotal that it intends to review the Proxy Statement or (2) if the SEC has, by the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed Pivotal that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement).  Pivotal may postpone or adjourn the Pivotal Stockholders Meeting solely (i) with the consent of VMware; (ii) (A) due to the absence of a quorum or (B) if Pivotal has not received proxies representing a sufficient number of shares for the Pivotal Stockholder Approvals, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Pivotal Board or Pivotal Special Committee has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Pivotal’s stockholders prior to the Pivotal Stockholders Meeting, except that Pivotal may not postpone or adjourn the Pivotal Stockholders Meeting more than a total of two times pursuant to clause (ii) of this section 5.3(b).  Notwithstanding the foregoing, Pivotal shall, at the request of VMware, to the extent permitted by Law, adjourn the Pivotal Stockholders Meeting in the event of the absence of a quorum or if Pivotal has not received proxies representing a sufficient number of Class A Shares for the Pivotal Stockholder Approvals, except that (x) Pivotal shall not be required to adjourn the Pivotal Stockholders Meeting more than one time pursuant to this sentence, (y) no such adjournment pursuant to this sentence shall be required for a period exceeding ten Business Days and (z) in no event shall the Pivotal Stockholders Meeting be adjourned to a date beyond the third Business Day prior to the Outside Date.  Except in the case of an Adverse Recommendation Change specifically permitted by section 5.2(d), Pivotal, through the Pivotal Board, upon recommendation of the Pivotal Special Committee, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement and Schedule 13E-3.  Without limiting the generality of the foregoing, Pivotal agrees that except in the event of an Adverse Recommendation Change specifically permitted by section 5.2(d), Pivotal shall use commercially reasonable efforts to solicit proxies to obtain the Pivotal Class A Stockholder Approval.

(c)                                  If VMware, Merger Sub or any of their respective Affiliates are required to file any document with the SEC in connection with the Merger or the Pivotal Stockholders Meeting pursuant to applicable Law (a “Required VMware Filing”), Pivotal shall use commercially reasonable efforts to cooperate, furnish all information concerning it and its Affiliates and provide such other assistance as reasonably necessary for the Required VMware Filing to be complete and accurate.

Section 5.4                                    Access to Information; Confidentiality.

(a)                                 Pivotal shall, and shall cause each of its Subsidiaries to, afford to VMware, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Pivotal shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to furnish reasonably promptly to VMware: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as VMware or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors), except that the foregoing shall not require Pivotal to disclose any information to the extent such disclosure would contravene applicable Law.  Promptly following the execution of this Agreement Pivotal shall designate a Pivotal lead integration manager reasonably satisfactory to VMware whose primary responsibilities and obligations will be to lead planning on behalf of Pivotal and, following the Closing, work with VMware’s lead integration manager regarding the integration of Pivotal and VMware.

(b)                                 To the extent VMware requests further information or investigation of the basis of any potential violations of Law, including Laws related to export control and Applicable Anti-Corruption Laws, Pivotal shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate with such request and shall make available any personnel or experts engaged by Pivotal or its Subsidiaries reasonably necessary to accommodate such request.

(c)                                  All such information shall be held confidential in accordance with the terms of the Non-Disclosure Agreement between VMware and Pivotal dated as of March 7, 2019 (the “Confidentiality Agreement”).  No investigation pursuant to this section 5.4 or information provided, Made Available or delivered to VMware pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies or the conditions to the obligations of, the parties hereunder.  The parties acknowledge that VMware and Pivotal have previously executed the Confidentiality Agreement, which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(d)                                 Nothing in this section 5.4 shall require Pivotal or its Subsidiaries to permit any inspection, provide any access or disclose any information that would (i) unreasonably interfere with Pivotal’s or its Subsidiaries’ business operations or (ii) result in the disclosure of any materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege, except, that in each of clauses (i) and (ii), Pivotal shall use commercially reasonable efforts to minimize the effects of such restrictions or to provide a reasonable alternative to such access.

Section 5.5                                    Commercially Reasonable Efforts.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Legal Proceeding by, any Governmental Entity, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement, except, that (x) none of Pivotal nor any of its Subsidiaries may commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of VMware (not to be unreasonably withheld, conditioned or denied) and (y) none of VMware, Pivotal, or any of their Affiliates shall be required to sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses to the extent that, individually or in the aggregate, such action would reasonably be expected to have a material and adverse impact on the reasonably expected benefits to VMware of completing the Merger.  Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing, subject to section 5.4.

(b)                                 Subject to applicable Law relating to the exchange of information, VMware and Pivotal shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to VMware or Pivotal, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of VMware and Pivotal shall act reasonably and as promptly as reasonably practicable.  Subject to applicable Law and the instructions of any Governmental Entity, Pivotal and VMware shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Pivotal or VMware, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

Section 5.6                                    Takeover Laws.  Pivotal and the Pivotal Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use commercially reasonable efforts to take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7                                    Litigation.  Pivotal shall (a) notify VMware in writing promptly after learning of any Legal Proceeding by (1) any stockholder initiated against Pivotal or any of its Subsidiaries, or known by Pivotal to be threatened against Pivotal, any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, relating to the Merger or any of the other transactions contemplated by this Agreement (collectively “Transaction Litigation”), or (2) any Person initiated against Pivotal or any of its Subsidiaries, or known by Pivotal to be threatened against Pivotal, any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such that is not a Transaction Litigation (a “New Litigation Claim”), (b) notify VMware of ongoing material developments in any Transaction Litigation, New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof and (c) consult in good faith with VMware regarding the conduct of the defense of any New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof.  Pivotal shall give VMware the opportunity to participate in any Transaction Litigation and consult with counsel to Pivotal regarding the defense, settlement or compromise of any Transaction Litigation and Pivotal shall consider VMware’s views with respect to any Transaction Litigation, subject in each case to applicable fiduciary duties.  Pivotal shall not enter into any settlement agreement in respect of any Transaction Litigation against Pivotal or its directors or officers without VMware’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.8                                    Notification of Certain Matters.  Pivotal and VMware shall reasonably promptly notify each other of (a) any written notice or other written communication received by such party from any Governmental Entity or from any Person in connection with the Merger or the other transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any Legal Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (c) any change, condition or event that would be likely to cause any condition to the obligations of any party to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied.  No such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.9                                    Indemnification, Exculpation and Insurance.

(a)                                 VMware and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers (an “Indemnified Person”) of Pivotal as provided in the Pivotal Charter, Pivotal Bylaws or any agreement set forth in section 5.9(a) of the Pivotal Disclosure Letter of any Indemnified Person with Pivotal or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation (which VMware shall cause the Surviving

Corporation to honor and perform) and shall continue in full force and effect until the later of six years following the Effective Time or the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.  For six years after the Effective Time, VMware shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(b)                                 At or prior to the Effective Time, Pivotal shall, or if Pivotal is unable to, VMware shall cause the Surviving Corporation to, obtain and fully pay the premium for a six-year prepaid non-cancelable “tail” policy from one or more insurance carriers with the same or better credit rating as Pivotal’s current insurance carrier on terms and conditions providing coverage retentions, limits and other material terms that are no less favorable than the coverage provided under the current policies of directors’ and officers’ liability (“D&O Insurance”) maintained by Pivotal with respect to matters arising at or prior to the Effective Time and with a claims reporting or discovery period of at least six years from the Effective Time, subject to the exception described in the next sentence.  If Pivotal or the Surviving Corporation should for any reason fail to obtain such “tail” policy as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with Pivotal’s current insurance carriers or with one or more insurance carriers with the same or better credit rating as Pivotal’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Pivotal’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from Pivotal’s current insurance carriers or from one or more insurance carriers with the same or better credit rating as Pivotal’s current insurance carriers with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially similar to those provided in Pivotal’s existing policies as of the date hereof, except that in no event shall VMware or the Surviving Corporation be required to (nor shall Pivotal or any of its Subsidiaries), commit or expend for such policies pursuant to this sentence or the preceding sentence, more than 300% of the last aggregate annual premium paid by Pivotal prior to the date hereof for Pivotal’s current D&O Insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, Pivotal may purchase (or VMware or the Surviving Corporation will only be required to purchase, as the case may be) only as much coverage as reasonably practicable for the Base Amount.  Pivotal shall in good faith cooperate with VMware prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(c)                                  In the event that VMware, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, VMware shall cause proper provision to be made so that the successor and assign of VMware or the Surviving Corporation assumes the obligations set forth in this section 5.9.

(d)                                 Each Indemnified Person to whom this section 5.9 applies will be a third party beneficiary of this section 5.9.  The rights of each Indemnified Person under this section 5.9 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.  The obligations of VMware and the Surviving Corporation under this section 5.9 shall not be terminated or modified in such manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

Section 5.10                             Resignation of Directors.  Prior to the Effective Time, Pivotal shall direct (and shall use its commercially reasonable efforts to cause) each member of the Pivotal Board to execute and deliver a letter effectuating his or her resignation as a director of the Pivotal Board effective immediately prior to the Effective Time.

Section 5.11                             Public Announcements.  Except with respect to the matters described in, and subject to section 5.2, each of VMware and Merger Sub, on the one hand, and Pivotal, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Merger and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party).

Section 5.12                             Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, Pivotal shall cooperate with VMware and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Class A Shares from the New York Stock Exchange and the deregistration of the Class A Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 5.13                             Section 16 Matters.  Prior to the Effective Time, (i) the Pivotal Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Class A Shares (including derivative securities with respect to such Class A Shares) or Class B Shares resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of section 16(a) of the Exchange Act with respect to Pivotal, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (ii) the VMware Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any acquisitions of VMware Stock (including derivative securities with respect to VMware Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of section 16(a) of the Exchange Act with respect to VMware, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14                             Employee Matters.

(a)                                 VMware shall, or shall cause the Surviving Corporation to, provide each employee who is employed by Pivotal or any of its Subsidiaries as of immediately prior to the Closing Date and whose employment continues with the Surviving Corporation or any of its Subsidiaries (or VMware or any of its Affiliates) from the Closing Date (each, a “Continuing Employee”), for the period beginning on the Closing Date and ending on the one-year anniversary thereof (or, if shorter, the period of employment) (x) aggregate target cash compensation opportunities no less favorable in the aggregate than that provided to such Continuing Employee by Pivotal and its Subsidiaries immediately prior to the Closing Date and (y) benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) that are, on an aggregate basis, no less favorable than either (1) the benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) provided by Pivotal and its Subsidiaries to such Continuing Employee immediately prior to the Closing Date or (2) those provided by VMware to its similarly-situated employees.

(b)                                 Unless requested by VMware at least 10 Business Days prior to the Closing not to take such action, the board of directors of Pivotal shall adopt a resolution terminating each Pivotal Plan that is intended to be qualified under Code section 401(a) and includes a cash or deferred arrangement intended to qualify under Code section 401(k) effective as of the day prior to the Closing and shall provide evidence of such termination acceptable to VMware prior to the Closing.  Immediately prior to such termination, Pivotal will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of each such plan; (ii) for elective deferrals made pursuant to each such plan for the period prior to termination; and (iii) for any employer contributions (including any matching contributions) for the period prior to termination.

(c)                                  From and after the Effective Time, VMware, in its sole discretion, shall either (1) continue (or cause the Surviving Corporation to continue) each Pivotal Plan on substantially the same terms as in effect immediately prior to the Effective Time or (2) discontinue one or more Pivotal Plans and permit the Continuing Employees to participate in the benefit programs of VMware to the same extent as similarly situated employees of VMware or its subsidiaries.  From and after the Effective Time, with respect to any benefit plan maintained by VMware or its Subsidiaries that is not a Pivotal Plan and in which Continuing Employees are eligible to participate:

(i)                                     Continuing Employees shall be given credit for service with Pivotal or its Subsidiaries with respect to paid time-off and severance as applicable;

(ii)                                  VMware shall cause any pre-existing conditions and eligibility waiting periods under any such plan to be waived with respect to the Continuing Employees and their eligible dependents;

(iii)                               With respect to any Continuing Employee who moves to any U.S. group health plans of VMware or its Subsidiaries on a date other than the first day of the plan year, to the extent permitted by the plan provider, VMware shall give such Continuing Employees credit toward deductibles and annual out of pocket limits for expenses incurred and paid during the plan year in which the transition occurs;

(iv)                              Unused PTO days accrued by all exempt U.S. Continuing Employees through the Closing Date will be cashed-out by Pivotal in connection with the Closing and such Continuing Employees will be subject to VMware’s non-accrued vacation policy applicable to all exempt U.S. employees; and

(v)                                 Unused PTO or vacation days accrued by all other Continuing Employees under the plans and policies of Pivotal and its Subsidiaries will carry over to VMware or the Surviving Corporation to the extent administratively practicable and legally permitted, and each such Continuing Employee shall be paid by Pivotal in cash for any accrued and unused PTO or vacation days that VMware determines are not administratively practicable or legally required to carry over.

(d)                                 Prior to the Closing, each of VMware and Pivotal shall reasonably consult in good faith to mutually determine and implement an appropriate retention program for certain employees of Pivotal and in furtherance thereof, the parties shall take certain actions with respect to such employee retention matters in accordance with section 5.14(d) of the Pivotal Disclosure Letter.

(e)                                  Nothing in this section 5.14, whether express or implied, shall confer upon any current or former employee of Pivotal, VMware, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this section 5.14.  No provision of this section 5.14 is intended to modify, amend or create any employee benefit plan of Pivotal, VMware, Surviving Corporation or any of their respective Subsidiaries or Affiliates.

Section 5.15                             Certain Tax Matters.  At or within 30 days prior to the Closing, Pivotal shall deliver to VMware a certificate and a notice to the IRS in the form of exhibit E hereto.  For the avoidance of doubt, assuming such certificate and notice are provided, the parties agree that no withholding shall be required or made under section 1445 of the Code with respect to the transactions contemplated hereunder, absent a change in applicable Law after the date hereof.

Section 5.16                             Black Duck Scan.  As soon as reasonably practicable following the date hereof, Pivotal shall use commercially reasonable efforts to (i) execute a customary and reasonable non-disclosure agreement with Black Duck Software, Inc. (“Black Duck”) to permit Black Duck to conduct an audit (at VMware’s sole cost and expense) of the source code for the Pivotal Products that are identified on section 5.16 of the Pivotal Disclosure Letter to determine whether such Pivotal Products use or incorporate, or are derived from, (a) any Software that is subject to an Open Source License or (b) third party commercial Software, (ii) deliver such source code to Black Duck and otherwise provide cooperation and assistance as reasonably required by Black Duck for this purpose and (iii) deliver to VMware (or permit Black Duck to deliver to VMware) the results of such audit as soon as practicable following completion of the audit in accordance with VMware’s arrangements with Black Duck as agreed to in advance by Pivotal, such agreement not to be unreasonably withheld or delayed.  Notwithstanding anything herein to the contrary, for the avoidance of doubt, (i) the audit results and any other information provided to VMware directly or indirectly by Pivotal in connection with this section 5.16 shall constitute the “Confidential Information” of Pivotal under the Confidentiality Agreement; (ii) the completion of the audit by Black Duck in accordance with this section 5.16 is not a condition to VMware and Merger Sub’s obligations to consummate the Merger (subject to Pivotal’s obligation to use commercially reasonable efforts to take the actions specified herein); and (iii) Pivotal shall be under no obligation to take any action, whether modification, remediation or otherwise, with respect to any such Pivotal Products as a result of any findings in such an audit.

Section 5.17                             Support Agreement.  VMware shall enforce its rights under Support Agreement in order to cause the Class A Shares or Class B Shares beneficially owned by Dell to be present for purposes of establishing a quorum and voted in favor of the approval of this Agreement, the Merger and each of the actions contemplated hereby, in respect of which approval of the Pivotal stockholders is required, in each case, in accordance with section 3 of the Support Agreement.  Pivotal shall be a third party beneficiary of the Support Agreement for the purpose of causing VMware to enforce, through an action for specific performance pursuant to section 18(d) thereof, the provisions of sections 2, 3, 4 and 16 of the Support Agreement.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Stockholder Approval.  The Pivotal Stockholder Approvals shall have been obtained.

(b)                                 No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

Section 6.2                                    Conditions to the Obligations of VMware and Merger Sub.  The obligation of VMware and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by VMware, at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of Pivotal set forth in sections 3.1, 3.2, 3.3 and 3.27 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) (it being understood and agreed that the representations and warranties of Pivotal contained section 3.2 shall be deemed to fail to be true and correct in all material respects only if any such failures, in the aggregate, would reasonably be expected to cause the aggregate consideration to be paid by VMware and Merger Sub under this Agreement to increase by more than $5,000,000);

(ii)                                  the representations and warranties of Pivotal set forth in sections 3.4 and 3.9(b) shall have been true and correct in all respects (other than, with respect to section 3.4, such failures to be accurate that are de minimis) as of the date of this Agreement and shall be true and correct in all respects (other than, with respect to section 3.4, such failures to be accurate that are de minimis) as of and as though made on the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and

(iii)                               the representations and warranties of Pivotal set forth in this Agreement (other than clauses (i) and (ii) above) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date except, in each case, where the failure of such representations and warranties to be so true and correct does not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, in the case of this clause (a)(iii) for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (a)(iii), as the case may be) only as of such date).

(b)                                 Performance of Obligations of Pivotal.  Pivotal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                                  Officers’ Certificate.  VMware shall have received a certificate signed by an executive officer of Pivotal certifying as to the matters set forth in section 6.2(a) and section 6.2(b).

Section 6.3                                    Conditions to the Obligations of Pivotal.  The obligation of Pivotal to effect the Merger is also subject to the satisfaction, or waiver by Pivotal, at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.

(i)                                     The representations and warranties of VMware and Merger Sub set forth in section 4.1 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)                                  the representations and warranties of VMware and Merger Sub set forth in section 4.2 shall have been true and correct in all respects (other than such failures to be accurate that are de minimis) as of the date of this Agreement and shall be true and correct in all respects (other than such failures to be accurate that are de minimis) as of and as though made on the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and

(iii)                               the representations and warranties of VMware and Merger Sub set forth in this Agreement (other than those set forth in clauses (i) and (ii) above) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date except in each case where the failure of such representations and warranties to be so true and correct does not constitute, and would not reasonably be expected to have, a material adverse effect on the ability of VMware to consummate the Merger (it being understood that, in the case of this clause (a)(ii) for purposes of determining the accuracy of such representations and warranties, (A) all “VMware Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (a)(ii), as the case may be) only as of such date).

(b)                                 Performance of Obligations of VMware and Merger Sub.  VMware and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                                  Officers’ Certificate.  Pivotal shall have received a certificate signed by an executive officer of VMware certifying as to the matters set forth in section 6.3(a) and section 6.3(b).

Section 6.4                                    Frustration of Closing Conditions.  None of VMware, Merger Sub or Pivotal may rely on the failure of any condition set forth in this article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                    Termination.  This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Pivotal Stockholder Approvals have been obtained (with any termination by VMware also being an effective termination by Merger Sub):

(a)                                 by mutual written consent of VMware and Pivotal;

(b)                                 by either VMware or Pivotal:

(i)                                     if the Merger shall not have been consummated on or before the date that is the 180th day after the date hereof (the “Outside Date”), except that the right to terminate this Agreement pursuant to this section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii)                                  if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(iii)                               if the Pivotal Class A Stockholder Approval shall not have been obtained at the Pivotal Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken, except that Pivotal shall not be permitted to terminate this Agreement pursuant to this section 7.1(b)(iii) if the failure to obtain such Pivotal Class A Stockholder Approval is proximately caused by any action or failure to act of Pivotal that constitutes a breach of this Agreement;

(c)                                  by VMware:

(i)                                     if Pivotal shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of section 5.2 or section 5.3(b), as to which section 7.1(c)(ii)(C) will apply), or if any representation or warranty of Pivotal shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in section 6.2(a) or section 6.2(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Pivotal of such breach or failure, except that VMware shall not have the right to terminate this Agreement pursuant to this section 7.1(c)(i) if VMware or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)                                  if (A) an Adverse Recommendation Change shall have occurred, (B) Pivotal shall, within ten Business Days of a tender or exchange offer relating to securities of Pivotal having been commenced, fail, based upon the recommendation of the Pivotal Special Committee, to publicly recommend against such tender or exchange offer, (C) Pivotal shall have failed to publicly reaffirm the Pivotal Special Committee’s recommendation of the Merger within ten Business Days after receipt of a written request from VMware to provide such reaffirmation following (x) the public announcement of an Acquisition Proposal or (y) an Acquisition Proposal becoming generally known to the public (or any material modification thereto), (D) Pivotal shall have breached or failed to perform in any material respect any of its obligations set forth in section 5.2 or to convene the Pivotal Stockholders Meeting in accordance with section 5.3(b) or (E) the Pivotal Special Committee shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions;

(d)                                 by Pivotal:

(i)                                     if VMware or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of VMware or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in section 6.3(a) or section 6.3(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to VMware of such breach or failure, except that Pivotal shall not have the right to terminate this Agreement pursuant to this section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)                                  at any time prior to obtaining the Pivotal Stockholder Approvals, in order to accept a Superior Proposal in accordance with section 5.2(d); so long as Pivotal shall have (A) otherwise complied in all material respects with all provisions of section 5.2, including the notice provisions of section 5.2(b), (B) substantially concurrently with such termination entered into the associated Alternative Acquisition Agreement and (C) paid any amounts due pursuant to section 7.3(b).

The party desiring to terminate this Agreement pursuant to this section 7.1 (other than pursuant to section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2                                    Effect of Termination.  In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of VMware, Merger Sub or Pivotal, except that:

(a)                                 the Confidentiality Agreement and the provisions of section 5.4(c), this section 7.2, section 7.3 (Fees and Expenses), section 8.2 (Notices), section 8.5 (Entire Agreement), section 8.6 (No Third Party Beneficiaries), section 8.7 (Governing Law), section 8.8 (Submission to Jurisdiction), section 8.9 (Assignment; Successors), section 8.10 (Specific Performance), section 8.11 (Currency), section 8.12 (Severability), section 8.13 (Waiver of Jury Trial) and section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b)                                 Pivotal may have liability as provided in section 7.3; and

(c)                                  no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3                                    Fees and Expenses.

(a)                                 Except as otherwise provided in this section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Schedule 13E-3 and the Proxy Statement, and all filing and other fees paid to the

SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by VMware and Pivotal.

(b)                                 In the event that:

(i)                                     (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to Pivotal’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Pivotal, the Pivotal Special Committee or the Pivotal Board, and, in each case, not withdrawn prior to the date of the Pivotal Stockholder Meeting (in the case of termination pursuant to section 7.1(b)(iii)) or the date of termination (in the case of termination pursuant to sections 7.1(b)(i) or 7.1(c)(i)), (B) this Agreement is terminated by Pivotal or VMware pursuant to section 7.1(b)(i) or section 7.1(b)(iii) or by VMware pursuant to section 7.1(c)(i) (in the case of section 7.1(c)(i) due to a breach by Pivotal of any covenant contained in this Agreement) and (C) within 12 months after the date of such termination, Pivotal enters into an agreement (which is subsequently consummated) in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal (which is subsequently consummated) to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (except, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)                                  this Agreement is terminated by VMware pursuant to section 7.1(c)(ii); or

(iii)                               this Agreement is terminated by Pivotal pursuant to section 7.1(d)(ii);

then, in any such event, Pivotal shall pay to VMware a fee of $95,000,000 (the “Termination Fee”), it being understood that in no event shall Pivotal be required to pay the Termination Fee on more than one occasion.  The payment by Pivotal of the Termination Fee pursuant to this section 7.3 shall not relieve Pivotal from any liability or damage resulting from (x) fraud or (y) any willful and material breach of any of its covenants or agreements set forth in this Agreement prior to termination which relates to the termination of this Agreement in accordance with its terms.  Notwithstanding section 7.2(c) or anything else to the contrary in this Agreement (but subject to the preceding sentence), VMware and Merger Sub agree that upon any valid termination of this Agreement under circumstances where the Termination Fee is payable by Pivotal pursuant to this section 7.3 and such Termination Fee is paid in full and accepted by VMware, VMware and Merger Sub shall be precluded from any other remedy against Pivotal, at law or in equity or otherwise, and neither VMware nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Pivotal or any of the Pivotal’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(c)                                  Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by VMware (i) no later than the consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by VMware pursuant to section 7.1(c)(ii), or (iii) substantially concurrently with, and as a condition to the effectiveness of, termination, in the case of a termination by Pivotal pursuant to section 7.1(d)(ii).

(d)                                 Pivotal acknowledges that the agreements contained in this section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, VMware and Merger Sub would not enter into this Agreement.  Each party further acknowledges that the Termination Fee is not a penalty, but represents liquidated damages in a reasonable amount that, without limiting any rights of any Person pursuant to section 7.2(c), will compensate VMware and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.  Accordingly, if Pivotal fails promptly to pay any amounts due pursuant to this section 7.3, and, in order to obtain such payment, VMware commences a Legal Proceeding that results in a judgment against Pivotal for the amounts set forth in this section 7.3, Pivotal shall pay to VMware its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amounts due pursuant to this section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4                                    Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors (or the Pivotal Special Committee and the VMware Special Committee) at any time prior to the Effective Time, whether before or after the Pivotal Stockholder Approvals have been obtained, except that after the Pivotal Stockholder Approvals have been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Pivotal without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5                                    Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein, except that after the Pivotal Stockholder Approvals have been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Pivotal without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                    Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2                                    Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

(i)                                     if to VMware, Merger Sub or the Surviving Corporation, to:

3401 Hillview Ave.

Palo Alto, CA  94304

Attention:  Amy Olli

E-mail:  [REDACTED]

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:  Barbara L. Becker and Saee M. Muzumdar
E-mail:  [REDACTED]

and

Wilson Sonsini Goodrich & Rosati Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Martin W. Korman

E-mail:  [REDACTED]

and

One Dell Way

Round Rock, TX 78682

Attention:  Richard Rothberg

E-mail:  [REDACTED]

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attention:  William R. Dougherty

E-mail:  [REDACTED]

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:  Atif I. Azher and Naveed Anwar

E-mail:  [REDACTED]

(ii)                                  if to Pivotal, to:

875 Howard Street, Fifth Floor
San Francisco, CA 94103
Attention:  Andrew M. Cohen
E-mail:  [REDACTED]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Tad J. Freese and Mark M. Bekheit
E-mail:  [REDACTED]

and

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg and Sarah K. Solum
E-mail:  [REDACTED]

All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.  Any such notice, delivery or communication will be deemed to have been delivered and received (1) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (2) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

Section 8.3                                    Certain Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)                                 “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c)                                  “Confidential Information” means information and materials not generally known to the public, including Trade Secrets and other confidential and proprietary information;

(d)                                 “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(e)                                  “Copyleft License”  means any license that requires, as a condition of use, modification or distribution of Software or other Technology subject to such license, that such Software or other Technology, or other Software or other Technology incorporated into, derived from, used or distributed with such Software or other Technology (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing of derivative works, (c) be licensed under terms that allow the Pivotal Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee.  Without limiting the foregoing, “Copyleft Licenses” constitute Open Source Licenses and include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the GNU Affero General Public License, the Mozilla Public License, the Sun Industry Standards License, the Sun Community Source License, the Artistic License, the Netscape Public License, Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses;

(f)                                   “Copyrights” means copyrights and all other rights with respect to Works of Authorship, and all registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world (including moral and economic rights, however denominated);

(g)                                  “Customer Data” means Data and content uploaded, provided or otherwise made available by or for any customer to Pivotal or any of its Subsidiaries;

(h)                                 “Data” means data, data structures, technical data and performance data;

(i)                                     “Databases” means databases and other compilations and collections of Data or information;

(j)                                    “Domain Names” means Internet domain names and numerical addresses;

(k)                                 “EMC Agency Agreements” means collectively the Amended and Restated Agent Agreement (U.S. and Mexico Version) by and between EMC Corporation and Pivotal Software, Inc. dated April 2, 2018 and the Amended and Restated Agent Agreement (International Version) by and between EMC Information Systems International and Pivotal Software International dated April 2, 2018;

(l)                                     “EMC Entity” means EMC Corporation, EMC Global Holdings Company, EMC Computer Systems (UK) Limited, EMC Information Systems International and any other EMC Subsidiary;

(m)                             “EMC-Pivotal Customer Contracts” means Contracts (including Government Contracts) between an EMC Entity and any Top Customer pursuant to which an EMC Entity has sold Pivotal Products to such Top Customer in its capacity as an agent under any EMC Agency Agreements;

(n)                                 “Government Contract” means a Contract between (a)(i) Pivotal or a Subsidiary of Pivotal, or one of their resellers or distributors, or (ii) an EMC Entity or one of its resellers or distributors, on the one hand, and (b) any Governmental Entity, any primary contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to such Contract, on the other hand;

(o)                                 “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) capital lease obligations of such Person that would be classified as balance sheet liabilities in accordance with GAAP, (iv) the deferred and unpaid balance of the purchase price of any property (excluding trade payables) and (v) all obligations described in items (i) through (iv) of this definition of any third party that are guaranteed, directly or indirectly, by such Person;

(p)                                 “Intellectual Property” means any and all intellectual property rights (anywhere in the world, whether statutory, common law or otherwise) whether registered or unregistered, including (a) Patents, (b) Copyrights, (c)  rights with respect to Software, including registrations thereof and applications therefor, (d) industrial design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, (f) rights with respect to Domain Names, including registrations thereof and applications therefor, (g) rights with respect to Trade Secrets and other confidential information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to Data or Databases, including registrations thereof and applications therefor, and (i) any rights equivalent or similar to any of the foregoing.  Without limiting the foregoing, “Intellectual Property” includes rights to derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing;

(q)                                 “knowledge” of Pivotal, means the actual knowledge of the individuals, in each case after reasonable inquiry of his or her direct reports, listed in section 8.3(o) of the Pivotal Disclosure Letter;

(r)                                    “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement;

(s)                                   “Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, judicial, administrative or appellate proceeding), inquiry, hearing, audit, subpoena, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator or other Governmental Entity;

(t)                                    “Made Available” means when used as to any information, document or other material referred to in this Agreement, that such information, document or other material was: (a) made available on the SEC website two Business Days prior to the date of this Agreement; or (b) with respect to such information, document or other material Made Available by Pivotal, such information, document or material was made available by Pivotal for review by VMware or VMware’s Representatives no later than 11:59 p.m. Pacific Time on August 20, 2019 in the virtual data room maintained by Pivotal in connection with the Merger;

(u)                                 “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate: (A) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Pivotal and its Subsidiaries, taken as a whole, or (B) would prevent the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so or otherwise would prevent or reasonably be expected to prevent Pivotal from performing its obligations hereunder, except that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industry in which Pivotal and its Subsidiaries operate, or the general economic or political conditions or the financial or securities markets, in the United States, including (a) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (b) as a result of changes in geopolitical conditions, (c) a partial or total shutdown of the U.S. federal government or (d) as a result of the implementation of Brexit, (2) the outbreak or escalation of war, acts of terrorism or sabotage or natural disasters, (3) changes in Law or GAAP (or authoritative interpretation thereof) first proposed after the date hereof, (4) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, including any analyst estimates or expectations (except that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect), (5) any event, change, circumstance, occurrence, effect or state of facts directly resulting from the announcement of this Agreement (other than for purposes of any representation or warranty contained in section 3.5 but subject to disclosures in section 3.5 of the Pivotal Disclosure Letter), (6) any event, change, circumstance, occurrence, effect or state of facts directly resulting from or otherwise relating to fluctuations in the value of any currency, except that with respect to clauses (1), (2), (3) and (6), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Pivotal and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Pivotal and its Subsidiaries operate, (7) changes in the market price or trading volume of the Class A Shares (except that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect), (8) any action taken by Pivotal or any of its Subsidiaries that is expressly required pursuant to this Agreement or (9) any Transaction Litigation (it being understood and agreed that the exception in this clause (9) shall apply to the effects arising out of or relating to the bringing of such Transaction Litigation and not those arising out of or resulting from an actual breach (or other claim) that is the subject thereof);

(v)                                 “Material Customer Contract”means a Contract with a customer for one or more Pivotal Products (whether such Contract is between Pivotal or one of its Subsidiaries and a customer or is an EMC-Pivotal Customer Contract) pursuant to which Pivotal and its Subsidiaries receives revenue in excess of $5,000,000 (or, with respect to Current Government Contracts, $3,000,000) in any fiscal year and the period of performance of which has not yet expired or terminated or for which final payment has not yet been received, excluding any purchase orders or statements of work that do not contain material terms that have not been superseded by the Contract to which such purchase order or statement relates;

(w)                               “Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.  For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses;

(x)                                 “Open Source Materials” means any Software or other Technology subject to an Open Source License;

(y)                                 “Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Entity;

(z)                                  “Ordinary Course Licenses Out” means licenses out of Intellectual Property owned by Pivotal or its Subsidiaries that are described in clauses (3) through (6) of section 3.16(a)(viii);

(aa)                          “Owned Pivotal Intellectual Property” means any Pivotal Intellectual Property that is owned or purported by Pivotal or any of its Subsidiaries to be owned by Pivotal or any of its Subsidiaries;

(bb)                          “Owned Pivotal Software” means solely those portions of Software that embody Owned Pivotal Intellectual Property;

(cc)                            “Owned Pivotal Technology” means any Pivotal Technology that is owned by Pivotal or any of its Subsidiaries, including, without limitation, all Owned Pivotal Software;

(dd)                          “Patents” means (i) any domestic or foreign patents, utility models or inventor’s certificates and applications, drafts and disclosures relating to any of the foregoing (and any patents, utility models or inventor’s certificates that issue as a result of such applications, drafts and disclosures), and (ii) any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to any of the foregoing;

(ee)                            “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(ff)                              “Pivotal Data” means all Data collected, generated, received or otherwise processed in the operation of the business.  Without limiting the foregoing, “Pivotal Data” includes all Customer Data and Pivotal Training Data;

(gg)                            “Pivotal Intellectual Property” means any Intellectual Property that is owned or purported to be owned, used, held for use or practiced by Pivotal or any of its Subsidiaries;

(hh)                          “Pivotal Intellectual Property Registrations” means all of the material registrations and applications for registrations with a Governmental Entity or Internet domain name registrar for Intellectual Property owned by Pivotal or any of its Subsidiaries;

(ii)                                  “Pivotal IPO Date” means April 19, 2018;

(jj)                                “Pivotal MTA” means that certain Master Transaction Agreement by and among Dell and Pivotal, dated April 17, 2018;

(kk)                          “Pivotal Products” means all products and services that are being sold, offered, distributed, licensed, leased or otherwise commercialized by Pivotal or any of its Subsidiaries, including Pivotal Cloud Foundry, Pivotal Application Services, Pivotal Container Service and the Pivotal Services Marketplace;

(ll)                                  “Pivotal Software” means any Software that is or has been owned or purported to be owned, used, held for use or practiced by Pivotal or any of its Subsidiaries, or is necessary for the conduct of the business of Pivotal or any of its Subsidiaries;

(mm)                  “Pivotal Technology” means any Technology that is or has been owned or purported to be owned, used, held for use or practiced by Pivotal or any of its Subsidiaries, or is necessary for the conduct of the business of Pivotal or any of its Subsidiaries, including without limitation any Pivotal Software;

(nn)                          “Pivotal Training Data” means all Data that has been made available by or to (or used by or for) Pivotal in connection with developing any Intellectual Property or Pivotal Products, including developing, training or improving algorithms;

(oo)                          “Software” means all (a) computer programs and other software, including firmware and microcode, and including software implementations of algorithms, heuristics, models and methodologies, whether in source code, object code or other form, including libraries, frameworks, software development kits and tools, application programming interfaces, subroutines and other components thereof, (b) computerized Databases and other computerized compilations and collections of Data or information, (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons related to any of the foregoing, (d) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing;

(pp)                          “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(qq)                          “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(rr)                                “Tax Sharing Agreement” means any express or implied Tax allocation, Tax sharing, Tax indemnity, Tax receivable or similar agreement other than (i) agreements entered into in the ordinary course of business and other customary Tax indemnifications contained in any agreements the primary purpose of which agreements does not relate to Taxes and (ii) agreements exclusively between or among Pivotal and its Subsidiaries;

(ss)                              “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-

added, alternative or add-on minimum, customs duties, estimated and other taxes, or similar assessments, charges or levies (whether imposed directly or through withholding), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any Tax Sharing Agreement;

(tt)                                “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity;

(uu)                          “Technology” means any (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, concepts, creations, inventions and invention disclosures, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (b) technical, engineering, manufacturing, product, marketing, servicing, financial, business partner, supplier, customer, personnel, and other information, research, and materials, (c) specifications, designs, models, devices, prototypes, schematics, manuals and development tools, (d) Software, content, and other Works of Authorship, (e) Data, (f) Databases, (g) Trade Secrets and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition;

(vv)                          “Trade Secrets” means information and materials that (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy;

(ww)                      “Trademarks” means unregistered and registered trademarks and service marks, common law trademarks and service marks, trade dress, symbols, logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing, and all registrations thereof and applications therefor and any registrations, applications, renewals and extensions with respect to any of the foregoing; and

(xx)                          “Works of Authorship” means Software, register-transfer-level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings and other works of authorship and copyrightable subject matter.

Section 8.4                                    Interpretation.  When a reference is made in this Agreement to a section, article, exhibit or schedule such reference shall be to a section, article, exhibit or schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any exhibit or schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  References to days mean calendar days unless otherwise specified.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable Law.

Section 8.5                                    Entire Agreement.  This Agreement (including the exhibits hereto), the Pivotal Disclosure Letter, the Voting Agreement, the Support Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6                                    No Third Party Beneficiaries.

(a)                                 Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in section 5.9.

(b)                                 The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with section 7.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7                                    Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8                                    Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, except that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9                                    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that VMware and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to VMware or any of its Affiliates at any time, in which case all references herein to VMware or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to VMware or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person; provided, in each case, that such transfer or assignment shall not relieve VMware or Merger Sub of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10                             Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, prior to any termination of this Agreement pursuant to section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, except that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12                             Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15                             Electronic Signature.  Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign).

Section 8.16                             No Presumption Against Drafting Party.  Each of VMware, Merger Sub and Pivotal acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VMWARE, INC.

By:	/s/ Patrick Gelsinger
Name: Patrick Gelsinger
Title: Chief Executive Officer

RAVEN TRANSACTION SUB, INC.

By:	/s/ Craig Norris
Name: Craig Norris
Title: President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PIVOTAL SOFTWARE, INC.

By:	/s/ Robert Mee
Name: Robert Mee
Title: Chief Executive Officer and Director

[Signature Page to Merger Agreement]